UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Devon Energy Corporation

(Name of Registrant as Specified In Its Charter)

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Devon Energy Corporation 20 North Broadway Oklahoma City, OK 73102-8260

April 27, 2011

Notice of 2011 Annual Meeting of Stockholders and Proxy Statement Wednesday, June 8, 2011 8:00 a.m. (local time) The Skirvin Hilton Hotel Continental Room 1 Park Avenue Oklahoma City, Oklahoma	Dear Devon Stockholder,

You are invited to attend the 2011 Annual Meeting of Stockholders of Devon Energy Corporation on Wednesday, June 8, 2011. The meeting will be held at 8:00 a.m., local time, at The Skirvin Hilton Hotel, Continental Room, 1 Park Avenue, Oklahoma City, Oklahoma.

The Annual Meeting will focus on the formal items of business announced in the Notice of the 2011 Annual Meeting and Proxy Statement that follows. Additionally, we will present a report on Devon’s operations during 2010.

It is important that your shares be represented and voted at the meeting. I urge you to submit your proxy using the Internet, telephone or by completing and mailing your Proxy Card in the envelope provided. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

J. Larry Nichols
Executive Chairman of the Board

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2011

Time	8:00 a.m. (local time) on Wednesday, June 8, 2011
Place	The Skirvin Hilton Hotel Continental Room 1 Park Avenue Oklahoma City, Oklahoma
Items of Business	• Elect Eight Directors for a Term of One Year;

•	Advisory Vote on Executive Compensation;
•	Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation;
•	Amend the Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions;
•	Amend and Restate the Restated Certificate of Incorporation to Remove Unnecessary and Outdated Provisions;
•	Ratify the Appointment of the Independent Auditors for 2011;
•	Consider and Vote upon the Stockholder Proposal set forth in this Proxy Statement, if presented; and

•	Transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who Can Vote	Stockholders of record at the close of business on April 11, 2011 are entitled to notice of and to vote at the meeting. You may examine a complete list of stockholders entitled to vote at the meeting during normal business hours for the 10 days prior to the meeting at our offices and at the meeting.
Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by:
• Internet;
• telephone; or
• mail
For specific information, please refer to the section entitled “About the Annual Meeting” beginning on page 1.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 8, 2011:

Our 2011 Proxy Materials, including the 2011 Proxy Statement and
Annual Report on Form 10-K for the year ended December 31, 2010 are available at www.proxydocs.com/dvn.

BY ORDER OF THE BOARD OF DIRECTORS

Oklahoma City, Oklahoma April 27, 2011	Carla D. Brockman Vice President Corporate Governance and Corporate Secretary

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Devon Energy Corporation
20 North Broadway
Oklahoma City, Oklahoma 73102-8260

Proxy Statement

Annual Meeting Of Stockholders

June 8, 2011

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 8, 2011 at 8:00 a.m. We are sending this Proxy Statement to our stockholders on or about April 27, 2011.

All references in this Proxy Statement to we, our, us, or the Company refer to Devon Energy Corporation, including our subsidiaries and affiliates.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will be asked to:

•	elect eight Directors for a term expiring at the next Annual Meeting of Stockholders;

•	cast an advisory vote on executive compensation;

•	cast an advisory vote on the frequency of future advisory votes on executive compensation;

•	approve the amendment to the Restated Certificate of Incorporation to eliminate supermajority voting provisions;

•	approve the amendment to and restatement of the Restated Certificate of Incorporation to remove unnecessary and outdated provisions;

•	ratify the appointment of our independent auditors for 2011;

•	consider and vote upon the stockholder proposal set forth in this Proxy Statement, if presented; and

•	transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Who is entitled to vote?

Stockholders as of the close of business on April 11, 2011 (the Record Date) are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 424,516,344 shares of our common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

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How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or

•	dial the toll-free number listed on the Proxy Card or Voting Instruction Form. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 7, 2011; or

•	go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 7, 2011; or

•	if you elected to receive a paper copy of your proxy materials, mark your selections on the Proxy Card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

United States Securities and Exchange Commission (the SEC) rules allow companies to furnish proxy materials over the Internet. We have sent a Notice of Internet Availability of Proxy Materials to most of our stockholders instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Why did I receive paper copies of proxy materials?

We are providing certain stockholders, including those who have previously requested to receive them, with paper copies of the proxy materials instead of a Notice. If you would like to no longer receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

How do I vote the shares held in my Devon 401(k) Plan account?

If you are a current employee participating in the Devon Energy Incentive Savings Plan (the 401(k) Plan), please follow the instructions you received via email from Broadridge Financial Solutions, Inc. (Broadridge).

If you are a former employee and have shares of our common stock credited to your 401(k) Plan account as of the Record Date, such shares are shown on the Voting Instruction Form you received from Broadridge. You have the right to direct Fidelity Management Trust Company (the 401(k) Plan Trustee) regarding how to vote those shares, which you can do by voting your shares in the same manner as provided above.

The 401(k) Plan Trustee will vote your shares in the 401(k) Plan account in accordance with your instructions. If instructions are not received by June 5, 2011, the shares credited to your account will be voted by the 401(k) Plan Trustee in the same proportion as it votes shares for which it did receive timely instructions.

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Will each stockholder in our household receive proxy materials?

Generally, no. We try to provide only one set of proxy materials to be delivered to multiple stockholders sharing an address unless you have given us other instructions. Any stockholder at a shared address may request delivery of single or multiple copies of proxy materials for future meetings by contacting us at Devon Energy Corporation, Attention: Corporate Secretary, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Annual Meeting, or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

Is my vote confidential?

Yes. We have procedures to ensure that regardless of whether stockholders vote by mail, telephone, Internet or in person, all proxies, ballots and voting tabulations that identify stockholders are kept permanently confidential, except as disclosure may be required by federal or state law or as expressly permitted by a stockholder. In addition, special procedures have been established to maintain the confidentiality of shares voted in our 401(k) Plan.

Who will count the votes?

Broadridge will tabulate the votes.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. Broadridge, the Inspector of Election, will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

Election of Directors at the Annual Meeting will be by a plurality of votes cast at the Annual Meeting. Votes may be cast in favor of the election of the Director nominee or withheld.

Our Corporate Governance Guidelines and Bylaws contain a director resignation policy which provides that any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must submit his or her offer of resignation to the Governance Committee of the Board of Directors within 90 days from the date of the election. The Governance Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

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The proposed amendment to our Restated Certificate of Incorporation to eliminate supermajority voting provisions, as well as the proposed amendment and restatement of the Restated Certificate of Incorporation to remove unnecessary and outdated provisions, require the affirmative vote of the holders of at least two-thirds of the shares of the Company’s outstanding common stock.

With respect to the advisory vote concerning how often we should hold an advisory vote on executive compensation, we will consider the frequency option (every one year, two years or three years) that receives the highest number of votes by our stockholders (a plurality), to be the frequency recommended by our stockholders.

With respect to other matters, the affirmative vote of the holders of a majority of the shares, present in person or by proxy, and entitled to vote at the Annual Meeting, is required to take any other action.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (the NYSE), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of the Independent Auditors. This means that brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

We will:

•	count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Annual Meeting;

•	treat abstentions as votes not cast but as shares represented at the Annual Meeting for determining results on actions requiring a majority of shares present and entitled to vote at the Annual Meeting;

•	not consider broker non-votes for determining actions requiring a majority of shares present and entitled to vote at the Annual Meeting; and

•	consider neither abstentions nor broker non-votes in determining results of plurality votes.

Because the proposed amendments and restatement of our Restated Certificate of Incorporation each require the affirmative vote of the holders of two-thirds of our shares of outstanding stock, abstentions and broker non-votes will have the effect of a vote “AGAINST” those matters.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers or employees, none of whom will receive additional compensation for such solicitation. We have retained Phoenix Advisory Partners to assist in the solicitation of proxies at an estimated cost of $10,500, plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

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Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Form 8-K that will be filed with the SEC within four business days of the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.devonenergy.com, or by contacting our Investor Relations Department at (405) 552-4570 or investor.relations@dvn.com, or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent auditors be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board of Directors has approved KPMG LLP to serve as our independent auditors for the year ending December 31, 2011. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to stockholder questions.

Where can I contact the Company?

Our mailing address is:

Devon Energy Corporation
20 North Broadway
Oklahoma City, Oklahoma 73102-8260

Our telephone number is:

(405) 235-3611

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AGENDA ITEM 1. ELECTION OF DIRECTORS

Pursuant to provisions of our Restated Certificate of Incorporation, as amended, and Bylaws, the Board of Directors shall consist of not less than three nor more than 20 Directors. Currently, the Board is comprised of nine Directors. Our Restated Certificate of Incorporation and Bylaws provide for all Directors to be of one class and to be elected annually for a term expiring at the next Annual Meeting of Stockholders.

The Board of Directors has nominated for re-election incumbent Directors John A. Hill, Michael M. Kanovsky, Robert A. Mosbacher, Jr., J. Larry Nichols, Mary P. Ricciardello and John Richels, whose terms expire at the 2011 Annual Meeting. Also nominated for election are incumbent Directors Robert H. Henry and Duane C. Radtke, who were appointed to the Board of Directors in August 2010, and whose terms expire at the 2011 Annual Meeting. Mr. Henry and Mr. Radtke were recommended to the Governance Committee by an executive officer of the Company. If elected, all nominees will serve until their successors are elected and qualified. Mr. J. Todd Mitchell, whose term as a Director will expire at the 2011 Annual Meeting, has chosen not to stand for re-election.

The Board of Directors recommends a vote “FOR” each of the nominees for election to the Board of Directors.

It is the intention of the persons named in the proxy to vote proxies “FOR” the election of the nominees unless they are instructed otherwise. In the event any of the nominees should fail to stand for election, the persons named in the proxy intend to vote for substitute nominees designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Director Nominees

Robert H. Henry                                                                           Director since 2010
Mr. Henry, age 58, was appointed to the Board of Directors in 2010. He currently serves as President of Oklahoma City University. Mr. Henry was appointed to the United States Court of Appeals for the Tenth Circuit in 1994, where he served until June 2010, most recently as Chief Judge. Prior to his appointment, he was Dean and Professor of Law at Oklahoma City University School of Law from 1991 to 1994. Mr. Henry previously served as Attorney General of Oklahoma from 1987 to 1991 and served as an Oklahoma State Representative from 1976 to 1986.

Mr. Henry holds a Bachelor’s degree with high honors from the University of Oklahoma and a law degree from the University of Oklahoma College of Law. Mr. Henry is a lifelong advocate for education and for legal and judicial issues. He has served on numerous national and international judicial advisory committees and has authored numerous law review articles, scholarly journal articles and other published works. Mr. Henry has a lifetime of public service and contribution to society and a wealth of knowledge and experience on issues which brings additional insight and perspective to the Board. For these reasons, the Board concluded that Mr. Henry is qualified and should serve as a director of the Company.

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John A. Hill                                                                            Director since 2000
Mr. Hill, age 69, was appointed to the Board of Directors in 2000. He founded First Reserve Corporation, an oil and gas investment management company, in 1983 and is currently its Vice Chairman and Managing Director. Mr. Hill also serves as Chairman of the Board of Trustees of the Putnam Funds in Boston and as Chairman of the Board of Trustees of Sarah Lawrence College. Mr. Hill was formerly President and Chief Executive Officer of several investment banking and asset management companies and served as the Deputy Associate Director of the Office of Management and Budget and as Deputy Administrator of the Federal Energy Administration during the Ford administration.

Mr. Hill holds a Bachelor of Arts degree in Economics from Southern Methodist University and pursued graduate studies there as a Woodrow Wilson Fellow. Mr. Hill has 28 years of experience managing investments in the oil and gas business. This business experience demonstrates his leadership skill and success in the industry. Mr. Hill brings his extensive investment experience to the Board, which enhances the knowledge of the Board and provides useful insights to management. For these reasons, the Board concluded that Mr. Hill is qualified and should serve as a director of the Company.

Michael M. Kanovsky                                                                           Director since 1999
Mr. Kanovsky, age 62, was appointed to the Board of Directors in 1999. He is currently President of Sky Energy Corporation and serves as a director of ARC Resources Ltd., Bonavista Petroleum Ltd., Pure Technologies Ltd. and TransAlta Corporation. From 1982 to 1998 he served on the Board of Directors of the Canadian-based Northstar Energy Corporation, which was acquired by Devon in 1998.

Mr. Kanovsky, a professional engineer, holds a Bachelor of Science degree in Mechanical Engineering from Queen’s University as well as a Masters degree in Business Administration from the Richard Ivey School of Business at the University of Western Ontario. Mr. Kanovsky was a founder of both Northstar Energy Corporation and Bonavista Energy Corporation. Mr. Kanovsky has more than 35 years of experience and his knowledge of the energy industry is extensive. For these reasons, the Board concluded that Mr. Kanovsky is qualified and should serve as a director of the Company.

Robert A. Mosbacher, Jr.                                                                 Director since 2009
Mr. Mosbacher, age 59, was appointed to the Board of Directors in 2009 after having previously served as a member of the Board from 1999 until 2005. In 2005 he resigned to accept an appointment by the Bush administration to serve as President and Chief Executive Officer of the Overseas Private Investment Corporation (OPIC), an independent agency of the U.S. government that supports private capital investment in emerging markets around the world, where he served until January 2009. Mr. Mosbacher currently serves as Chairman of Mosbacher Energy Company, an independent oil and gas exploration and production company, where he served as President and Chief Executive Officer from 1986 to 2005. Mr. Mosbacher also currently serves as a director of Calpine Corporation.

Mr. Mosbacher received a Bachelor of Arts degree from Georgetown University and a law degree from Southern Methodist University. Mr. Mosbacher’s leadership at OPIC contributed to the successful development of the global marketplace. Mr. Mosbacher’s experience in the industry and his well-rounded business acumen are widely acknowledged. For these reasons, the Board concluded that Mr. Mosbacher is qualified and should serve as a director of the Company.

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J. Larry Nichols                                                                                      Director since 1971
Mr. Nichols, age 68, is a co-founder of Devon and has served on the Board of Directors since the Company’s inception. In 2010 he was elected to the position of Executive Chairman. Prior to that he served as Chief Executive Officer and Chairman of the Company. Mr. Nichols is a director of Baker Hughes Incorporated and Sonic Corp. and serves on the Board of Directors of the American Petroleum Institute Inc.

Mr. Nichols holds a Bachelor of Arts degree in Geology from Princeton University and a law degree from the University of Michigan. Mr. Nichols’ role in the founding and leadership of Devon over a period of 40 years has been a primary factor in the Company’s growth and continued success. Mr. Nichols’ decades of knowledge and experience and his proven contribution to the energy industry continue to be an immeasurable asset to the Company. Mr. Nichols has demonstrated strong business, management and leadership skills, and for these reasons, the Board concluded that Mr. Nichols is qualified and should serve as a director of the Company.

Duane C. Radtke                                                                           Director since 2010
Mr. Radtke, age 62, was appointed to the Board of Directors in 2010. He currently serves as owner, President and Chief Executive Officer of Valiant Exploration LLC and as Non-Executive Chairman of NFR Energy, LLC. Mr. Radtke served as a director of Smith International, Inc. from 2009 until 2010, at which time Smith International, Inc. merged with Schlumberger Limited. He served as President and Chief Executive Officer of Dominion Exploration and Production from 2001 to 2007. Following Devon’s 2000 merger with Santa Fe Snyder, Mr. Radtke served as President of Devon’s international division until joining Dominion. Mr. Radtke began his energy industry career in 1971 with Texas Pacific Oil Company.

Mr. Radtke holds a Bachelor of Science degree in Mining Engineering from the University of Wisconsin. He has 40 years of experience in and extensive knowledge of the energy industry, including experience with Devon’s assets and operations. For these reasons, the Board concluded that Mr. Radtke is qualified and should serve as a director of the Company.

Mary P. Ricciardello                                                                           Director since 2007
Ms. Ricciardello, age 55, was appointed to the Board of Directors in 2007. She currently serves as a director of Noble Corporation and the National Association of Corporate Directors Houston Chapter. Ms. Ricciardello is a licensed Certified Public Accountant. In 2002 she retired after a 20-year career with Reliant Energy Incorporated, a leading independent power producer and marketer. Ms. Ricciardello began her career with Reliant in 1982 and served in various financial management positions with the company including Comptroller, Vice President and most recently as Senior Vice President and Chief Accounting Officer.

Ms. Ricciardello holds a Bachelor of Science degree in Business Administration from the University of South Dakota and a Masters degree in Business Administration with emphasis in Finance from the University of Houston. Ms. Ricciardello is qualified as a financial expert, with over 20 years of knowledge and experience in corporate finance and tax matters. Ms. Ricciardello has held audit committee chairmanships in NYSE and NASDAQ companies, and has served as editorial advisor for the Journal of Accountancy. As a result of her business career and her experience as a director of other publicly held companies, Ms. Ricciardello provides knowledgeable advice to the Company’s other directors and to senior management. For these reasons, the Board concluded that Ms. Ricciardello is qualified and should serve as a director of the Company.

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John Richels                                                                           Director since 2007
Mr. Richels, age 60, was appointed to the Board of Directors in 2007. He was appointed to the position of President of Devon in 2004 and appointed as President and Chief Executive Officer in 2010. Previously, Mr. Richels served as President and Chief Executive Officer of Devon Canada Corporation, a subsidiary of Devon. He joined the Company in 1998 when Devon acquired Canadian-based Northstar Energy Corporation. Mr. Richels served as a director of Northstar Energy Corporation from 1993 to 1996. Prior to that Mr. Richels served as Managing and Chief Operating Partner of the Canadian-based national law firm, Bennett Jones. He also served as Vice-Chairman of the board of governors of the Canadian Association of Petroleum Producers.

Mr. Richels holds a Bachelor of Arts degree in Economics from York University and a law degree from the University of Windsor. Mr. Richels has more than 30 years of experience in the energy industry and his knowledge of the industry is extensive. Mr. Richels has demonstrated his leadership abilities and his commitment to our Company and has made significant contributions to the success of the Company during his tenure. For these reasons, the Board concluded that Mr. Richels is qualified and should serve as a director of the Company.

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CORPORATE GOVERNANCE

Board of Directors’ Information

Our Board of Directors met six times in 2010. All Directors attended 75% or more of the total meetings of the Board of Directors and Committees on which they served. We require a majority of our Directors to be in attendance at our Annual Meetings of Stockholders. All Directors attended the 2010 Annual Meeting.

Copies of the following governance documents are available at www.devonenergy.com and in print to any stockholder upon request:

•	Restated Certificate of Incorporation;

•	Certificate of Amendment of Restated Certificate of Incorporation;

•	Bylaws;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Accounting Officer (CAO); and

•	Committee Charters.

Amendments to and waivers from any provision of the Code of Ethics for the CEO, CFO, and CAO will be posted on our website.

Our website also includes our Corporate Responsibility Report and information on our Environmental, Health and Safety Initiatives.

Practices for Considering Diversity

The Charter of the Governance Committee provides that the Committee shall periodically review the appropriate skills and characteristics of members of the Board of Directors in the context of the then current make-up of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); business and professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Governance Committee or the full Board finds relevant. It is the practice of the Governance Committee to consider these factors when screening and evaluating candidates for nomination to the Board of Directors.

Committees

The Board of Directors has standing Audit, Compensation, Governance and Reserves Committees. The following table shows each Committee’s current membership, function and the number of meetings each Committee held in 2010:

Number of Meetings
Committee and Members	Functions of Committee		in 2010

Audit Mary P. Ricciardello(1)(2)	•	Monitors the integrity of the Company’s financial statements and reporting system;	9
Robert H. Henry Michael M. Kanovsky	•	Oversees the Company’s compliance with legal and regulatory requirements;
J. Todd Mitchell	•	Monitors the independent auditors’ qualifications and independence;
	•	Monitors the performance of the Company’s internal auditors and independent auditors;

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Number of Meetings
Committee and Members	Functions of Committee		in 2010
	•	Reviews the Company’s financial risk exposure and the steps management has taken to monitor and control such exposure;
	•	Monitors the business practices and ethical standards of the Company; and
	•	Performs such other duties and responsibilities as the Board shall approve and assign to the Committee.

Compensation John A. Hill(1)	•	Reviews and approves the Company’s compensation philosophy and strategy;	6
Robert A. Mosbacher, Jr. Duane C. Radtke	•	Directs management to administer the annual compensation process in accordance with the stated compensation strategy of the Company and any requirements of the appropriate regulatory bodies;
	•	Reviews and approves the Company’s employee benefit and incentive programs;
	•	Annually reviews and determines total compensation for each management Director, currently the Executive Chairman and the President and CEO;
	•	Reviews and approves total compensation for the Company’s executive officers in consultation with the Executive Chairman and the President and CEO;
	•	Reviews with the Executive Chairman and the President and CEO and advises the Board with regard to executive officer succession planning; and
	•	Performs such other duties and responsibilities as the Board shall approve and assign to the Committee.

Governance Robert A. Mosbacher, Jr.(1)	•	Identifies and recommends qualified individuals to become Board members;	4
Robert H. Henry Mary P. Ricciardello	•	Evaluates and recommends nominees for election as directors at the annual stockholders’ meetings or for appointment between annual stockholders’ meetings;
	•	Evaluates and recommends compensation or revisions to compensation for members of the Board;
	•	Develops, recommends and reviews corporate governance guidelines for the Company; and
	•	Performs such other duties and responsibilities as the Board shall approve and assign to the Committee.

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Number of Meetings
Committee and Members	Functions of Committee		in 2010
Reserves J. Todd Mitchell(1) Michael M. Kanovsky	•	Performs an annual review and evaluation of the Company’s consolidated oil, natural gas and natural gas liquids reserves;	3
Duane C. Radtke	•	Oversees the integrity of the Company’s reserves evaluation and reporting system;
	•	Assesses the disclosure for the Company’s compliance with legal and regulatory requirements related to its oil, natural gas and natural gas liquids reserves;
	•	Reviews the qualifications and independence of the Company’s independent engineering consultants;
	•	Monitors the performance of the Company’s independent engineering consultants;
	•	Monitors and evaluates the Company’s business practices and standards in relation to the preparation and disclosure of its oil, natural gas and natural gas liquids reserves; and
	•	Performs such other duties and responsibilities as the Board shall approve and assign to the Committee.

(1)	Chairman

(2)	Audit Committee financial expert

Director Independence

In accordance with our Corporate Governance Guidelines, the Board considers transactions and relationships between each Director or any member of the Director’s immediate family and the Company, our subsidiaries and affiliates. The Board has affirmatively determined that each of the current Directors and each person who served as a Director during 2010, with the exception of our Executive Chairman, J. Larry Nichols, and our President and CEO, John Richels, was or is an independent Director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the NYSE and the SEC, has or had no material relationship with us that would interfere with the exercise of independent judgment and, therefore, is or was independent under our Corporate Governance Guidelines and standards established by the NYSE.

In evaluating the independence of Mr. Robert H. Henry prior to his appointment, the Board has considered the charitable contributions made by us to Oklahoma City University (OCU) in recent years, all of which were made pursuant to funding commitments we entered into prior to Mr. Henry’s appointment to his current position at OCU and prior to his appointment to our Board. In 2008, 2009 and 2010, we made charitable contributions to OCU of $5.1 million, $3.1 million and $970,000, respectively. The commitments to provide these charitable contributions were entered into in 2008. In June 2010, Mr. Henry was named President of Oklahoma City University. In August 2010, Mr. Henry was appointed to our Board.

Lead Director

The Board has a Lead Director whose primary responsibility is to preside over the executive session of the Board meeting in which Mr. Nichols, Mr. Richels and other members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the

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Board in the fulfillment of its responsibilities. In 2010, the Lead Director presided over four executive sessions of the Board.

John A. Hill has served as our Lead Director since June 2010 and will serve in that position until a successor is named by the Board of Directors.

Board Involvement in Risk Oversight

The full Board has primary responsibility for risk oversight, with the Board’s standing Committees supporting the Board by addressing the risks inherent in their respective areas of oversight. The Audit Committee, Governance Committee, Compensation Committee and Reserves Committee have been delegated certain risk oversight responsibilities. These responsibilities can be found in their respective Charters located on the Devon Energy website.

Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, the Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company. The Board specifically reserves the right to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same or in different individuals. The Board currently has no fixed policy with respect to combining or separating the offices of Chairman of the Board and Chief Executive Officer.

J. Larry Nichols currently serves as Executive Chairman of the Board and John Richels serves as President and Chief Executive Officer. Although the Board believes this structure is in the Company’s best interest at the present time, the Board may combine these positions in the future should circumstances change.

The Company’s Corporate Governance Guidelines provide that at any time the Chief Executive Officer holds the position of Chairman of the Board, the Board shall appoint an independent Director to serve as the Lead Director. Although these positions are currently held by different individuals, the Board has appointed Mr. John Hill to serve as Lead Director.

Director Communication

Any stockholder or other interested party may contact any of the Devon Directors, including the Lead Director or Non-Management Directors as a group, by:

•	U.S. mail to Lead Director or to Non-Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260;

•	calling our Non-Management Director access line at (866) 888-6179; or

•	sending an email to nonmanagement.directors@dvn.com.

A Management Director may be contacted by:

•	U.S. mail to Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260;

•	contacting the Office of the Corporate Secretary at (405) 235-3611; or

•	sending an email to CorporateSecretary@dvn.com.

All calls or correspondence are anonymous and kept confidential to the extent possible. All such communications, other than advertisements or commercial solicitations, will be forwarded to the appropriate Director(s) for review.

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Compensation Committee Interlocks and Insider Participation

During 2010, the Compensation Committee was comprised of three independent Non-Management Directors with no interlocking relationships as defined by the SEC.

Related Party Transactions

We have adopted a Code of Business Conduct and Ethics (the Code) that applies to all of our Directors, officers and employees. The Code is posted at www.devonenergy.com. The Code describes the policies and standards for protecting the Company’s integrity and provides guidance for recognizing and properly resolving any ethical and legal issues that may be encountered while conducting business. The Board of Directors reviews the Code annually and all Directors individually sign acknowledgements agreeing to abide by the Code. Any waiver of any provisions of the Code on behalf of an executive officer or Director may only be approved by the Board of Directors or a Committee designated by the Board of Directors. It is the policy of the Audit Committee to review the terms and substance of any potential related party transaction for purposes of determining whether a waiver to the Code should be granted.

Since the beginning of 2010 there have been no “related person transactions” as defined by applicable SEC regulations.

Director Compensation for the Year Ended December 31, 2010

Under our Corporate Governance Guidelines, Non-Management Director compensation is determined annually by the Board of Directors acting upon the recommendation of the Governance Committee. Directors who are also employees receive no Director compensation. The following table shows compensation for Non-Management Directors for 2010:

	Fees Earned or Paid	Stock Awards	Option Awards	Total
Name	in Cash ($)	($)(1)	($)(1)	($)
Thomas F. Ferguson	44,500	—	—	44,500
Robert H. Henry	39,000	120,560	72,107	231,667
John A. Hill	83,000	129,100	78,779	290,879
Robert L. Howard	41,000	—	—	41,000
Michael M. Kanovsky	80,000	129,100	78,779	287,879
J. Todd Mitchell	88,000	129,100	78,779	295,879
Robert A. Mosbacher, Jr.	83,500	129,100	78,779	291,379
Duane C. Radtke	38,000	120,560	72,107	230,667
Mary P. Ricciardello	88,500	129,100	78,779	296,379

(1)	Stock and option awards were made on June 9, 2010 to all Directors with the exception of Thomas F. Ferguson, Robert H. Henry, Robert L. Howard, and Duane C. Radtke. Messrs. Ferguson and Howard retired from the Board of Directors on June 9, 2010. Messrs. Henry and Radtke were both appointed to the Board of Directors on August 16, 2010. Their stock and option awards were made on August 31, 2010. The stock awarded on June 9, 2010 was valued at $64.55 per share and the options awarded on June 9, 2010 were at an exercise price of $64.55 with a value of $26.26 per share. The stock awarded on August 31, 2010 was valued at $60.28 per share and the options awarded on August 31, 2010 were at an exercise price of $60.28 with a value of $24.04. The dollar amounts reported in these columns represent the grant date fair values of the stock and option awards granted in 2010. The assumptions used to value stock and option awards are discussed in Note 12 — Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

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The following table represents the number of unvested stock awards and the number of outstanding and unexercised option awards held by each of our Non-Management Directors as of December 31, 2010:

	Outstanding Stock	Outstanding Option
Name	Awards	Awards
Thomas F. Ferguson	—	14,000
Robert H. Henry	2,000	3,000
John A. Hill	5,000	37,000
Robert L. Howard	—	16,000
Michael M. Kanovsky	5,000	37,000
J. Todd Mitchell	5,000	31,000
Robert A. Mosbacher, Jr.	3,500	6,000
Duane C. Radtke	2,000	3,000
Mary P. Ricciardello	5,000	12,000

Annual Retainer and Meeting Fees

The following is a schedule of annual retainers and meeting fees for Non-Management Directors in effect during 2010:

Type of Fee	Amount

Annual Board Retainer	$50,000
Additional Annual Retainer to Chairman of Audit Committee	$15,000
Additional Annual Retainer to Chairman of Compensation, Governance and Reserves Committees	$10,000
Additional Annual Retainer to Audit Committee Members	$2,000
Fee for each Board Meeting attended in person	$2,000
Fee for each Board Meeting attended via telephone	$1,000
Fee for each Committee Meeting attended in person	$2,000
Fee for each Committee Meeting attended via telephone	$1,000

Each Non-Management Director is reimbursed for out-of-pocket expenses incurred while serving as a Director.

Annual Equity Awards

In June 2010, our Non-Management Directors were granted an annual award of 3,000 stock options and 2,000 shares of restricted stock under our 2009 Long-Term Incentive Plan. Stock and option awards to Non-Management Directors are granted immediately following each Annual Meeting. In August 2010, Mr. Robert H. Henry and Mr. Duane C. Radtke were appointed as new Non-Management Directors and were granted an award of 3,000 stock options and 2,000 shares of restricted stock under our 2009 Long-Term Incentive Plan. Options vest on the date of grant and are granted at an exercise price equal to the closing price of our common stock on that date. Unexercised options will expire eight years from the date of grant. With respect to restricted stock awards, 25% of each award vests on each anniversary of the date of grant. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of our common stock.

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GOVERNANCE COMMITTEE REPORT

The Governance Committee operates under a written Charter approved by the Board of Directors. The Charter may be viewed at www.devonenergy.com. The Governance Committee is currently comprised of three independent Directors.

The Governance Committee is responsible for proposing qualified candidates to serve on the Board of Directors and reviewing with the Board special director qualifications, taking into account the composition and skills of the entire Board and specifically ensuring a sufficient number of the members of the Board are financially literate. The Governance Committee considers nominees recommended by stockholders and gives appropriate consideration in the same manner as given to other nominees. Stockholders who wish to submit director nominees for election at our 2012 Annual Meeting of Stockholders may do so by submitting such nominee’s name in writing, in compliance with the procedures required by our Bylaws, to the Governance Committee of the Board of Directors, Attention: Chairman, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260. Pursuant to our Bylaws, stockholders may recommend a director nominee by delivering a timely notice to our Corporate Secretary at the address above. Such a recommendation must be received between February 9, 2012 and March 10, 2012 in order to be considered timely. The stockholder’s notice must contain:

•	all information relating to each person being nominated that is required to be disclosed with respect to such person pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director, if elected;

•	the name and address of the stockholder giving the notice and the beneficial owner, if any;

•	the class and number of shares of our stock that are owned beneficially and of record by the stockholder giving the notice and the beneficial owner, if any;

•	a description of all arrangements or understandings between the stockholder giving the notice and any other person or persons (including their names) in connection with the nomination; and

•	a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

The Board takes reasonable steps to ensure that a diverse group of qualified candidates are in the pool from which the nominees for the Board are chosen. The Governance Committee may, at its discretion, seek third-party resources to assist in the process and make final director candidate recommendations to the Board. Our Board of Directors considered the experience, qualifications, attributes and skills of each of the nominees for Director at the 2011 Annual Meeting. As identified in our Corporate Governance Guidelines, the basic qualifications that the Governance Committee looks for in a Director include such factors as:

•	integrity and accountability;

•	informed judgment;

•	peer respect; and

•	high performance standards.

Following a Director’s election to the Board, the Corporate Governance Guidelines provide for:

•	mandatory retirement at the Annual Meeting following the 73rd birthday of a Director;

•	ownership of Devon common stock equal to five times the Director’s annual retainer after a period of five years;

•	a recommendation that a Director not serve on more than five public company boards in addition to serving on the Company’s Board;

•	“majority voting,” which requires a nominee for Director in an uncontested election to submit an offer of resignation to the Governance Committee within 90 days of the date of the election if the

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nominee receives a greater number of “withheld” votes than “for” votes. The Governance Committee will then consider all of the relevant facts and circumstances and recommend to the full Board the action to be taken with respect to the offer to resign;

•	approval of the Governance Committee to serve as a Director, officer or employee of a competitor of the Company; and

•	prompt notification to the Executive Chairman of the Board and Chairman of the Governance Committee upon the acceptance of a directorship of any other public company or any assignment to the Audit or Compensation Committees of the board of any public company.

The Governance Committee also plays a leadership role in shaping the Company’s corporate governance. It periodically undertakes a corporate governance self-assessment, consisting of a thorough review of the Company’s corporate governance practices. The Governance Committee reviews the Company’s practices and best practices followed by other companies. The goal is to maintain a corporate governance framework for the Company that is effective and functional and that fully addresses the interests of the Company’s stakeholders. The Governance Committee determined that the Company operates under many corporate governance best practices. The Governance Committee may from time to time recommend enhanced corporate governance standards to the Board. The Board voted to approve these standards which are reflected in:

•	the Corporate Governance Guidelines;

•	the Charters for each of the Board’s Committees; and

•	an expanded Code of Business Conduct and Ethics for all Directors, officers and employees.

The standards reflected in these documents implement and strengthen the Company’s corporate governance practices. These documents, and others related to corporate governance, are available at www.devonenergy.com.

With the Company’s fundamental corporate governance practices firmly in place and regularly evaluated, the Governance Committee is prepared to respond quickly to new regulatory requirements and emerging best practices. The Governance Committee intends to continue to require an annual evaluation of the effectiveness of the Board and its Committees to enable the Company to maintain its position at the forefront of corporate governance best practices.

Robert A. Mosbacher, Jr., Chairman
Robert H. Henry
Mary P. Ricciardello

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AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee which is currently comprised of four independent Directors. The Board and the Audit Committee believe that the Audit Committee’s current membership satisfies the rules of the NYSE that govern audit committee composition, including the requirement that audit committee members all be independent directors as that term is defined under the listing standards of the NYSE. For purposes of complying with the listing standards of the NYSE, the Board has determined that none of the Directors is currently serving on the audit committees of more than three public companies. The Audit Committee operates under a written charter approved by the Board of Directors. The Charter is available at www.devonenergy.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and the audited financial statements in the Annual Report. This review included a discussion of the quality, and the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

In fulfilling its duties during 2010, the Audit Committee:

•	reviewed with the independent auditors their opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and the effective operation of the Company’s internal controls over financial reporting;

•	reviewed with independent auditors their judgments as to the quality and the acceptability of the Company’s accounting principles and other matters;

•	discussed with the independent auditors other matters under generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	discussed with the independent auditors the auditors’ independence, including the matters in the written disclosures and the letter received from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors the overall scope and plans for their audit; and

•	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 that has been filed with the SEC. The Audit Committee has approved KPMG LLP as the Company’s independent auditors for the year ending December 31, 2011.

Mary P. Ricciardello, Chairman
Robert H. Henry
Michael M. Kanovsky
J. Todd Mitchell

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Independent Auditors’ Fees

Under the terms of its Charter, the Audit Committee has the responsibility to approve the fees paid to the independent auditors. For the years ended December 31, 2010 and December 31, 2009, the following fees were paid to KPMG LLP:

	2010	2009

Audit fees	$3,300,000	$3,258,000
Audit related fees	132,000	115,000
Tax fees	267,000	271,000
All other fees	—	—

	$3,699,000	$3,644,000

Audit fees included services for the audits of the financial statements and the effective operation of our internal controls over financial reporting. Audit related fees consisted principally of audits of financial statements of certain affiliates and subsidiaries and certain accounting consultation. Tax fees consisted of tax compliance and tax consulting fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditors’ independence, including compliance with SEC rules and regulations.

All of the 2010 and 2009 audit and non-audit services provided by KPMG LLP were approved by the Audit Committee. The non-audit services that were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditors’ independence, and the Audit Committee determined the auditors’ independence was not impaired.

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RESERVES COMMITTEE REPORT

In 2004, the Board of Directors established a Reserves Committee that is currently comprised of three independent Directors. The Reserves Committee operates under a Charter approved by the Board of Directors that is available at www.devonenergy.com. The Reserves Committee oversees, on behalf of the Board, the integrity of the Company’s oil, natural gas and natural gas liquids reserves data. Management and our independent engineering consultants have the primary responsibility for the preparation of the reserves reports. In fulfilling its oversight responsibilities, the Reserves Committee reviewed with management the internal procedures relating to the disclosure of reserves in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, having regard to industry practices and all applicable laws and regulations. In fulfilling its duties during 2010, the Reserves Committee:

•	approved AJM Petroleum Consultants and LaRoche Petroleum Consultants, Ltd. as the Company’s independent engineering consultants for the year ended December 31, 2010;

•	reviewed with the independent engineering consultants the scope of the annual review of the Company’s reserves;

•	met with the independent engineering consultants, with and without management, to review and consider the evaluation of the reserves and any other matters of concern in respect to the evaluation of the reserves;

•	reviewed and approved any statement of reserves data or similar reserves information, and any report of the independent engineering consultants regarding such reserves to be filed with any securities regulatory authorities or to be disseminated to the public;

•	reviewed the internal procedures relating to the disclosure of reserves; and

•	reviewed the qualifications and independence of the independent engineering consultants prior to their appointment and throughout their engagement.

In reliance on the reviews and discussions referred to above, the Reserves Committee recommended to the Board of Directors, and the Board has approved, that the reserves information be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 that has been filed with the SEC.

J. Todd Mitchell, Chairman
Michael M. Kanovsky
Duane C. Radtke

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AGENDA ITEM 2.
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are asking our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2011 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and narrative disclosure.”

This vote, commonly called a “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors, including our Compensation Committee, value the opinions of our stockholders. In the event our stockholders do not vote in favor of this resolution, we will consider our stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers.

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AGENDA ITEM 3.
ADVISORY VOTE ON THE
FREQUENCY OF AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires that our stockholders be asked to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Agenda Item 2 included on page 21 of this Proxy Statement. By voting on this Agenda Item 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Devon and our stockholders, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

Stockholders will not be voting to approve or disapprove the Board’s recommendation on this agenda item. Instead, you may cast your vote on the voting frequency by choosing among three frequency options, the option of one, two or three years or you may abstain from voting.

Although this advisory vote on the frequency of the “say-on-pay” vote is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board of Directors may decide that it is in the best interests of our stockholders and Devon to hold an advisory vote on executive compensation more or less frequently than the option receiving the highest number of votes from our stockholders.

The Board of Directors recommends a vote for the option of “ONE YEAR” as the frequency with which stockholders are asked to provide an advisory vote on executive compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We depend on the performance of highly trained, experienced and committed executive officers who have the skills, education, background and personal qualities necessary to lead an oil and gas business. This requires a competitive executive compensation program that retains effective and knowledgeable leaders who have contributed to the success of the Company and attracts new personnel with proven track records in the oil and gas industry.

This Compensation Discussion and Analysis (CD&A) describes the overall executive compensation approach at the Company and specifically discusses total compensation for the following named executive officers:

Executive	Position
J. Larry Nichols	Executive Chairman (CEO until June 2010)
John Richels	President and Chief Executive Officer
Jeffrey A. Agosta	Executive Vice President and Chief Financial Officer
David A. Hager	Executive Vice President, Exploration and Production
Darryl G. Smette	Executive Vice President, Marketing and Midstream
Lyndon C. Taylor	Executive Vice President and General Counsel
Danny J. Heatly	Former Senior Vice President, Accounting and Chief Accounting Officer (principal financial officer until March 2010)

In addition to the term “named executive officers,” we use one other term in this CD&A to identify a group of our executives due to the similarity of the compensation processes and decisions applicable to them. The term “executive officers” refers to Messrs. Nichols and Richels as well as our executive vice presidents. Seven employees, including Messrs. Agosta, Hager, Smette and Taylor, were executive vice presidents at the end of 2010. Mr. Heatly was not an executive officer at any point in 2010, therefore processes and decisions related to Mr. Heatly’s compensation were similar to those of the Company’s other non-executive officers.

Executive Summary

Near the end of 2009, the Company announced a plan to strategically reposition itself as a focused North American onshore company. As a part of this repositioning, the Company devoted significant efforts during 2010 to successfully divest its offshore assets in the Gulf of Mexico and countries outside North America. The results of the Company’s efforts to bring forward the value of the divested assets far surpassed initial expectations, with total proceeds expected to exceed $10 billion on a pre-tax basis and $8 billion on an after-tax basis.

In the midst of the successful execution of this repositioning, the Company was able to deliver excellent operating results from its North American assets, with 2010 earnings and year end reserve balances both reaching record levels. The Company utilized its cash flow to enhance its long-term growth prospects by investing in additional onshore exploration and development opportunities, repaying $1.8 billion of debt and returning $1.4 billion to the Company’s stockholders in form of share repurchases and dividends. As

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the Company nears the completion of its strategic repositioning, it possesses a premier portfolio of North American onshore assets and enviable financial strength and flexibility.

Our compensation philosophy of pay for performance recognizes near-term operational and financial success as well as decision-making that supports long-term value creation. We believe our compensation programs have served the Company and its stockholders well during a significant and transformative year for the Company.

Within this context, the Committee made the following compensation decisions in 2010 for the named executive officers (see “Compensation Decisions in 2010” section of this CD&A for additional detail):

•	increased base salaries, including mid-year increases for Messrs. Richels and Agosta due to their promotions to CEO and CFO, respectively;

•	paid higher cash bonuses than in the prior year, based on the Company’s overall improved performance in 2010 in the midst of the successful execution of the Company’s strategic repositioning; and

•	awarded stock options and restricted stock with values generally higher than the prior year primarily due to promotions and increases in responsibilities.

Further, in March 2011, the Compensation Committee approved amendments to our employment agreements with our executive officers that would eliminate tax gross-up payment obligations of the Company to the executive officers in the event of a change in control of the Company.

Compensation Philosophy and Objectives

Overview

The Company strives to optimize value for its stockholders by growing cash flow, earnings, production and reserves, all on a debt-adjusted per share basis. This demands that the Company, among other things, exercise capital discipline, invest in oil and gas properties with high operating margins, balance its reserves and production mix between natural gas and liquids (such as oil) and maintain a low overall cost structure.

We believe that this operating strategy requires a compensation philosophy that recognizes near-term operational and financial success as well as decision-making that supports long-term value creation. For these reasons, our executive compensation program is designed to strike the appropriate balance between the near-term and the long-term.

The goals of our compensation program are to:

•	motivate, reward and retain management talent to support our goal of increasing stockholder value;

•	effectively compete against other oil and gas companies for executive talent;

•	consider and respond to developments within the oil and gas industry;

•	provide balanced incentives for the achievement of near-term and long-term objectives, without motivating executives to take excessive risk; and

•	emphasize direct compensation over indirect compensation, such as benefits and perquisites.

The following table gives a broad overview of the elements of our executive compensation program, including the description and purpose of each element and the market guidelines we target. In each case, the market guidelines refer to an element’s relative value within a group of industry peer

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companies for comparable executive roles (see further discussion, including detail on the compensation peer group, under “Benchmarking” below).

Compensation Element	Description and Purpose	Market Guidelines
Base Salary	Provides fixed compensation to pay for experience, expertise and knowledge	At or slightly above the 50th percentile
Annual Cash Bonus	Emphasizes near-term performance results and current decision-making that affects long-term value creation	From the 50th to 75th percentiles based on performance
Long-Term Incentive Awards
Aligns executives’ and stockholders’ interests in the long-term performance of the Company

Promotes retention of executives through vesting of awards over time

Provides for meaningful share ownership opportunities
From the 50th to 75th percentiles based on performance
Retirement and Other Benefits
Retirement benefits provide long-term financial security

Other benefits include basic health and welfare programs that are made available to all employees

Severance benefits allow for short-term financial security in certain cases of termination
Provide program features competitive with the compensation peer group

For executive officers, we generally target total direct compensation, which we define as the aggregate of base salary, annual cash bonus and long-term incentive awards, between the 50th and 75th percentiles of the compensation peer group.

Balancing Compensation for Near-Term and Long-Term Performance

To reinforce the goals of both achieving near-term results and creating long-term stockholder value, the Company provides executive officers both annual cash bonuses and long-term incentive awards. We believe that properly allocating these compensation elements is critical in motivating executive officers to carry out our operating strategy. Overall, the value of an executive officer’s total compensation is weighted in favor of long-term incentives in order to focus the officer’s efforts on the long-term performance of the Company and to encourage the executive to remain at the Company.

Compensation Weighted Toward Performance-Based Compensation

We believe that the proportion of any employee’s total direct compensation that varies based on performance should increase as the scope of an employee’s ability to influence our results increases. Since executive officers have the greatest influence over our results, a significant portion of their overall

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compensation consists of cash bonuses and long-term incentive awards that vary based on performance. In 2010, for example, approximately 90% of the estimated value of the total direct compensation of both our Executive Chairman and our President and CEO was variable based on performance. For all other executive officers, the estimated value of their 2010 total direct compensation subject to performance related variability ranged from approximately 81% to 85%.

Compensation Process

Our process for reviewing and determining the compensation for named executive officers involves the Compensation Committee of the Board of Directors (the Committee), executive officers of the Company and an external compensation consultant. Their roles are further described in the following sections.

As noted above, Mr. Heatly was not an executive officer at any point in 2010, therefore the processes related to Mr. Heatly’s compensation were similar to those of the Company’s other non-executive officers.

Role of the Committee and Executive Officers

The Committee establishes our executive compensation philosophy and administers the overall executive compensation program. The Committee operates under a written Charter approved by the Board of Directors, a copy of which is available at www.devonenergy.com.

Each year, the Committee conducts an individual, in-depth interview with each executive officer to discuss the officer’s analysis of the Company’s overall performance for the year, performance within his area of responsibility and any issues or concerns regarding the Company’s operations. We believe this is a unique practice among compensation committees and a highly effective tool in the Committee’s oversight of the executive compensation process. In addition, the Executive Chairman and the President and CEO discuss with the Committee their evaluation of each executive officer’s performance, role, development and potential to take on greater or different responsibilities. The Executive Chairman and the President and CEO then recommend to the Committee compensation changes for executive officers. Neither the Executive Chairman nor the President and CEO makes any recommendation to the Committee regarding his own compensation.

The Committee considers the compensation philosophy, the Company’s recent performance, each executive officer’s individual performance during the year, the Committee’s interviews with executive officers, the Executive Chairman’s and the President and CEO’s recommendations, the external compensation consultant’s input and the Committee’s own review of competitive market data. In a closed session without any executive officer present, the Committee first sets the Executive Chairman’s and the President and CEO’s compensation. The Committee then determines whether to approve the Executive Chairman’s and the President and CEO’s recommendations of compensation for the other executive officers during a session that includes the Executive Chairman and the President and CEO.

Compensation decisions are further discussed in the “Compensation Decisions in 2010” section of this CD&A.

Role of the Compensation Consultant

For the 2010 compensation process, the Committee retained as its external compensation consultant representatives from Meridian Compensation Partners, LLC (the Compensation Consultant). The Compensation Consultant evaluated the competitiveness of our programs and assisted with executive compensation program design. The Committee did not direct the particular manner or method in which the Compensation Consultant performed these services. The Committee has the final authority to hire and terminate the Compensation Consultant, and the Committee evaluates the performance and independence of the Compensation Consultant annually.

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Benchmarking

To successfully compete for executive talent, the Committee, working with the Compensation Consultant, annually compares the compensation of our executives to the compensation of similarly situated executives at peer companies. In establishing a peer group, the Committee chiefly seeks companies with asset and market values similar to the Company; the Committee also considers revenue levels and enterprise values, calculated as market value plus net long-term debt and preferred stock, of the companies. The Committee believes these metrics are appropriate for determining peers, because they provide a reasonable point of reference for comparing executives with similar positions and responsibilities. At the time the Committee approved the peer group for 2010, the Company was positioned between the 35th and 65th percentiles of the peer group on each of these metrics.

In the past, the peer group consisted of companies primarily in the business of exploration and production as well as a few companies focused on energy services. In 2010, the Committee decided to remove the companies that focus on energy services and to expand the number of companies primarily in the business of exploration and production in order to better represent the competitive market for executive talent in our industry.

The approved peer group for 2010 consisted of the 14 companies listed below (the compensation peer group).

Anadarko Petroleum Corporation
Apache Corporation
Chesapeake Energy Corporation
Chevron Corporation
ConocoPhillips
EnCana Corporation
EOG Resources, Inc.
Hess Corporation
Marathon Oil Corporation
Murphy Oil Corporation
Noble Energy, Inc.
Occidental Petroleum Corporation
Pioneer Natural Resources Company
Talisman Energy Inc.

The Committee’s benchmarking analysis consists of all components of total direct compensation, including base salary, annual bonus and long-term incentives. The Compensation Consultant collected and summarized compensation data from the proxy statements of the compensation peer group and the Compensation Consultant’s proprietary databases. The compensation data is typically from the prior year. Thus, when setting current compensation, the Committee works with the Compensation Consultant to adjust the data to account for known or expected changes in the market between the effective date of the data and the current date. Additionally, the Committee typically excludes from its benchmarking analysis those few companies and individuals whose compensation far exceeds the compensation found at a majority of the compensation peer group.

Tally Sheet Review

The Committee annually reviews tally sheets for named executive officers, including potential payments under various termination scenarios. Further detail can be found in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement. The tally sheets reviewed by the Committee contain both IRS and SEC calculations that assign values for any personal use of the corporate aircraft.

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The Committee has determined that the amounts reflected in these reviews are reasonable and consistent with the Company’s compensation philosophy. The Committee has noted that in the case of personal use of the corporate aircraft, the values for named executive officers were significantly less than those reported by the compensation peer group companies.

Succession Planning

The Company has a robust succession planning process to ensure the development of executive talent for the near and long term. The process and progress are reviewed with the Committee and the Board of Directors on an annual basis.

Overview of Executive Compensation Elements Used in 2010

Overview

We use several different compensation elements in our executive compensation program for the purpose of addressing both near-term and long-term value creation for the Company. As outlined earlier, the primary components of our executive compensation program consist of:

•	base salary;

•	annual cash bonus;

•	long-term incentives; and

•	retirement and other benefits.

The sections that follow further describe the design of each compensation element.

Base Salary

The Committee reviews and approves, on an annual basis, the base salaries of our named executive officers. We consider a competitive base salary vital to ensuring the continuity of our management. The following factors are considered when establishing base salaries for the named executive officers:

•	external market forces and data, including the competitive market information provided by the Compensation Consultant;

•	the scope of responsibility, experience and tenure of each executive;

•	the development plans for the executive and his potential to take on greater or different responsibilities; and

•	internal equity considerations.

We believe that our ability to achieve our objectives depends in large part on employing an executive leadership team that has a combination of significant industry experience and longevity with the Company. In order to attract and retain such executives, their base salaries must be competitive with the base salaries of executive officers of peer companies with whom we compete for executive personnel. We believe that targeting base salaries at or slightly above the market median enables us to compete successfully and allows us to heavily weight our overall compensation package toward pay that varies based on performance.

Annual Cash Bonus

The Committee annually approves cash bonus awards for our named executive officers. The Committee believes that the executives’ cash bonuses should reflect the near-term operating, strategic, and financial performance and current decision-making that affects long-term stockholder value. In that

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regard, bonuses awarded by the Committee are intended to be competitive with the market while rewarding named executive officers for:

•	delivering near-term financial and operating results;

•	developing long-term growth prospects;

•	cultivating internal talent;

•	building on our positive relationships with regulators, landowners and other stakeholders;

•	improving the efficiency and effectiveness of business processes on a continuous basis; and

•	building a culture of mutual respect and teamwork focused on creating long-term stockholder value.

To that end, in determining the appropriate cash bonus amounts, the Committee considers our compensation philosophy, recent Company performance, each named executive officer’s individual performance during the year, competitive market conditions, historical practices and incentive awards for others in the Company. Although the Committee does not assign specific target or maximum cash bonus award levels to the named executive officers, the benchmarking analysis of the compensation peer group provides a competitive market frame of reference for setting current compensation.

When evaluating recent Company performance, the Committee considers, among other things, our performance in relation to structured and measurable goals approved by the Board of Directors at the beginning of the year. These goals cover a number of both quantitative and qualitative areas, such as delivering stockholder returns, growing our oil and gas production and reserves, adhering to capital and operating budgets, improving environmental, health and safety performance, improving corporate efficiency and enhancing our workforce planning. The Committee does not assign a specific weight to any particular performance goal, whether quantitative or qualitative, nor is a specific weight assigned to the performance goals in the aggregate.

As part of its evaluation of certain quantitative financial and operating metrics, the Committee compares the performance of the Company to certain recognized peers in the industry (the performance peer group). For 2010, the performance peer group consisted of Anadarko Petroleum Corporation, Apache Corporation, Chesapeake Energy Corporation, EnCana Corporation and EOG Resources, Inc. The members of the performance peer group are similar in size with comparable businesses to the Company. Each of these companies is included within our compensation peer group.

In addition to considering the Company’s quantitative and qualitative performance goals set at the beginning of the year, the Committee also takes into account market and economic trends and forces, extraordinary internal and market-driven events, unanticipated developments and other extenuating circumstances. In short, the Committee exercises a comprehensive approach in determining the amount of annual cash bonuses for named executive officers.

Our approach to annual bonuses is both methodical and purposeful. Our approach leads to the creation of a highly effective management team that is evaluated on its ability to be flexible in addressing changing market and industry conditions while executing the Company’s overall business strategy. We believe the Company’s recent and long-term performance demonstrate that this flexible approach works well.

Long-Term Incentives

A key element of our compensation program is to reward named executive officers for long-term strategic accomplishments and enhancement of long-term stockholder value through equity-based incentives that vest over an extended period of time. We believe that long-term incentive compensation plays an essential role in attracting and retaining executive officers and aligns their interests with the long-term interests of our stockholders.

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The Committee approves long-term incentive awards to named executive officers at the year-end Committee meeting in December. The Committee does not time the grant of awards in coordination with the release of material nonpublic information.

In analyzing the value of long-term incentives awarded to our executives, the Committee takes into account:

•	our compensation philosophy;

•	recent Company performance with a focus on how such performance creates value for our stockholders over the long-term;

•	each executive officer’s individual performance during the year;

•	competitive market conditions;

•	historical practices, including the value of prior years’ long-term incentives;

•	incentive awards for others in the organization; and

•	the overall impact of awards on the Company’s share dilution levels.

Our long-term incentive awards consist of stock options and restricted stock. Stock option awards give executive officers the right to purchase common stock of the Company at a specified price within a specified period of time. Restricted stock awards consist of grants of our common stock that will only be earned by an executive officer when the restrictions lapse. For the stock options awarded in 2010, 20% of the stock options immediately vested and became exercisable on the grant date. An additional 20% of each grant vests and becomes exercisable on each of the first four anniversaries of the original grant. With respect to restricted stock awards made in 2010, 25% of each award vests on each of the first four anniversary dates of the original grant. Executive officers generally forfeit the remaining portion of any award if they are not employed by the Company at the time the remaining portion of the award is otherwise scheduled to vest. Upon retirement from the Company, executive officers who meet certain years of service and age criteria may continue to vest in outstanding equity-based grants in accordance with the vesting dates established in the original grants so long as they agree to certain covenants to protect the Company’s business.

The vesting schedule of our awards provides a strong incentive for our executive officers to continue service with the Company for an extended period. Moreover, the long-term interests of our executive officers and our stockholders align in that both groups are rewarded when our common stock appreciates in value over time. This is particularly true with respect to stock options because executive officers only stand to gain from their receipt of stock options if our common stock appreciates in value.

Stock Ownership Guidelines

We believe that the ownership of our stock by our executives aligns the interests of our executives with the interests of our stockholders. Accordingly, the Board of Directors maintains stock ownership guidelines that require each executive officer who has served in such capacity for at least five years to own shares of common stock at least equal in value to a multiple of his base salary. The guidelines establish the following minimum ownership levels:

Officer Title	Share Ownership Expectation as Multiple of Base Salary

Executive Chairman	Five times base salary
President and CEO	Five times base salary
Executive Vice Presidents	Three times base salary

As of March 31, 2011, each executive officer held stock in excess of the levels required in the guidelines. Moreover, our executives have historically maintained share ownership levels well above our guidelines. For purposes of calculating share ownership levels, the Board includes (i) shares owned directly by the

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officer and his immediate family members who share the same household, (ii) shares owned beneficially by the officer and his immediate family members residing in the same household, and (iii) unvested restricted stock for which the restrictions have not lapsed.

The Company also has a policy that prohibits our personnel from engaging in short-term or speculative transactions involving our common stock. This policy prohibits trading in our stock on a short-term basis, engaging in short sales, buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.

For additional detail on the stock owned by our named executive officers, please refer to the Security Ownership of Management table on page 56.

Retirement Benefits

Our named executive officers are entitled to participate in the following retirement benefits:

•	a qualified 401(k) Plan with a Company match of up to 6%;

•	a nonqualified Deferred Compensation Plan that allows eligible employees to defer cash compensation beyond the limits placed on the 401(k) Plan by the Internal Revenue Code and permits the Company to contribute a match to the extent that the match available under the qualified 401(k) Plan is limited;

•	a qualified Defined Benefit Plan that provides annual retirement income of 65% of final average compensation (i.e., the average of the highest three consecutive years’ compensation from salary and cash bonuses out of the last 10 years), less any benefits due to the participant under Social Security, times a fraction, the numerator of which is credited years of service up to a maximum of 25 and the denominator of which is 25; and

•	a nonqualified defined benefit plan (the Supplemental Retirement Income Plan or SRIP) that, among other things, provides retirement benefits calculated without certain limitations applicable to the Defined Benefit Plan, accrues over 20 years of service (rather than the 25 years applicable to the Defined Benefit Plan), includes a five-year vesting schedule, and allows for payments in a lump sum upon a change in control of the Company.

Mr. Hager joined the Company after our Defined Benefit Plan was closed to new participants. In lieu of participating in the Defined Benefit Plan and the SRIP, Mr. Hager is eligible to participate in the enhanced defined contribution structure of the 401(k) plan and receive a Company retirement contribution to his 401(k) account of 8% of his compensation. He is also eligible to participate in additional nonqualified defined contribution plans in lieu of participating in the SRIP.

For additional information on the Defined Benefit Plan, the SRIP and the defined contribution plans and the present values of the accumulated benefits of our named executive officers under each plan, please refer to the Pension Benefits for the Year Ended December 31, 2010 section on page 43 and the Nonqualified Deferred Compensation Plan in 2010 section on page 47.

Other Benefits

We limit the perquisites made available to our executives. Personal use of aircraft by executives on a limited basis is allowed as approved by the Executive Chairman or the President and CEO. The Committee reviews the personal use of aircraft on an annual basis and has noted that the use has been significantly lower than that of our compensation peer group.

Post-Termination or Change in Control Benefits

We maintain employment agreements with each of our named executive officers except for Mr. Heatly, with whom we maintained a severance agreement until his retirement in March 2011. These agreements give each named executive officer certain additional compensation if his employment is involuntarily

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terminated other than for cause or if the executive voluntarily terminates his employment for “good reason,” as those terms are defined in the relevant agreements. Also, in these situations, the applicable named executive officer fully vests in any unvested long-term incentive awards.

If a named executive officer is terminated within two years of a change in control, the executive is also entitled to an additional three years of service credit and age in determining entitlement to retiree medical benefits and SRIP benefits (or with respect to Mr. Hager’s nonqualified defined contribution plan, an additional three years of contributions by the Company).

As noted above, Mr. Heatly was not an executive officer in 2010. Accordingly, his post-termination arrangements were more in line with other non-executive officers.

In April 2011, the Company amended the employment agreements in order to eliminate tax gross-up payment obligations of the Company to the executives in the event of a change in control of the Company. Prior to the amendments, the employment agreements contained a tax gross-up provision that obligated the Company to pay an additional amount to the named executive officer if his benefits under the employment agreement or any other Company arrangement were subject to the tax imposed on excess parachute payments by Section 4999 of the Internal Revenue Code. The amendments to the employment agreements eliminate this tax gross-up provision.

Post-termination and change in control benefits are typical in the oil and gas industry and necessary in order to compete for executive talent. Please refer to the Potential Payments Upon Termination or Change in Control section on page 49 for more information.

Compensation Decisions in 2010

As discussed in the “Compensation Process” section of this CD&A, the Committee considers the following factors in making annual compensation decisions for the named executive officers:

•	our compensation philosophy;

•	recent Company performance;

•	each named executive officer’s individual performance during the year, including the performance of the business or organizational unit for which the officer is responsible;

•	interviews with the executive officers;

•	the Compensation Consultant’s input;

•	the Committee’s own review of competitive market data; and

•	the Executive Chairman’s and the President and CEO’s recommendations (as applicable).

In 2010, the Committee also considered the current economic environment and the unique dynamics of the oil and gas industry.

Base Salary

The Committee took the following factors into account when considering whether, and by what amount, to adjust the salary of an executive officer:

•	the comparative position of our executive officers’ base salaries to targeted market objective on a group and individual basis;

•	the tight and competitive labor market for executive leadership in the industry;

•	the Committee’s decisions since the end of 2007 to freeze salaries for the executive officers except for adjustments related to promotions; and

•	the leadership each executive officer has shown in the strategic repositioning of the Company.

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Based on the foregoing and the other factors the Committee typically considers when establishing base salaries (see the factors described in “Base Salary” under the “Overview of Executive Compensation Elements in 2010” section of this CD&A), the Committee decided to award salary increases effective January 1, 2011 to executive officers. Excluding Messrs. Agosta and Heatly, the salary adjustments resulted in increases ranging from 5% to 15% over salaries in effect at the end of 2010. Mr. Agosta received an increase of 25% over his prior salary primarily due to his appointment as the Company’s CFO and our market guidelines for his position. The salary levels are consistent with the market guidelines we target for our named executive officers as a group.

As previously noted, the Committee does not determine Mr. Heatly’s compensation.

Please refer to the Summary Compensation Table for further information on the base salaries of named executive officers.

Annual Cash Bonus

Overall in 2010, the Committee concluded that the Company achieved key operational and other successes as the Company met the challenge of reorganizing operations and staff in support of the strategy to focus on North American onshore assets. Additionally, the Committee believes the Company improved its growth prospects through the redeployment of some of the divestiture proceeds.

The Committee noted the following metrics related to Company performance:

•	significantly exceeded expectations for execution of the sale of the Company’s offshore and international assets, with pre-tax proceeds expected to exceed $10 billion on a pre-tax basis and $8 billion on an after-tax basis;

•	generated stockholder returns in the top half of our performance peer group;

•	exceeded target for oil and gas production volume, with total production of 227.6 million barrels of oil equivalent (BOE) related to continuing operations;

•	exceeded goal for oil and gas reserve additions, with 392 million BOE of reserve additions;

•	achieved pre-tax cash costs in the lower half of our performance peer group;

•	recorded earnings per share growth in the top half of our performance peer group;

•	gained new resource potential with successful property acquisitions;

•	reduced cycle time for conversion of potential resources to reserves; and

•	exercised significant financial discipline in relation to capital expenditure and operating budgets.

The Committee also noted that the Company fell short of targeted goals with respect to environmental, health and safety as recordable incident and spill rate goals were missed, and the Committee took those missed goals into account in determining the bonuses and overall compensation awarded to the named executive officers.

In its evaluation of the Company’s performance related to certain non-quantitative goals, the Committee noted the Company’s success in the following areas:

•	continued to build strong community, government and stockholder relations;

•	enhanced strategies for cultivating leadership talent, including the identification of emerging leader talent groups and the creation of development plans for each group; and

•	continued to build on the Company’s reputation as a desirable place to work.

The Committee conducted a thorough evaluation of each named executive officers’ performance, including the individual interviews described above. Among the named executive officers for whom it made bonus determinations, the Committee determined that each had made significant contributions to

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the Company’s overall results. As previously noted, the Committee did not determine the bonus for Mr. Heatly.

The 2010 benchmarking indicated that bonuses paid to the named executive officers for 2009 performance generally met the Company’s market objective on an overall basis.

Based on the Committee’s evaluation of the Company’s performance in 2010 and other factors that it considers when making annual cash bonus decisions (see the factors described in “Annual Cash Bonus” under the “Overview of Executive Compensation Elements in 2010” section of this CD&A), the Committee determined that cash bonuses should be higher than those for 2009. In making the award determination, the Committee also noted that the cash bonuses in 2009 were 30% less than those awarded in 2008 due to the Company’s relative performance in those years. In recognition of the Company’s overall improved performance in 2010 as compared to 2009 in the midst of the successful execution of the Company’s strategic repositioning, the following cash bonuses were awarded to the named executive officers:

2010
Name	Cash Bonuses
J. Larry Nichols	$3,000,000
John Richels	$2,500,000
Jeffrey A. Agosta	$550,000
David A. Hager	$900,000
Darryl G. Smette	$800,000
Lyndon C. Taylor	$550,000
Danny J. Heatly	$350,000

Please refer to the Summary Compensation Table for further information on the annual cash bonuses of named executive officers.

Long-Term Incentives

For 2010, the Committee made grants of long-term incentive awards to named executive officers in the form of stock options and restricted stock that vest as described in the section of this CD&A titled “Overview of Executive Compensation Elements Used in 2010.” As was the case in 2009, approximately one-half of the total award value was granted in options, and one-half of the award value was granted in restricted stock. We continue to believe this combination promotes stockholder value creation as well as executive stock ownership and retention.

Benchmarking conducted in 2010 indicated that the value of long-term incentives awarded to the named executive officers in 2009 generally fell within the Company’s market objective of the 50th to 75th percentile of the compensation peer companies.

During its year-end meeting, the Committee approved the grants set forth in the table below. In the process of considering these grants, the Committee reviewed the 2010 benchmarking results, which showed, in general, an increase in values for the 50th to 75th percentiles with respect to awards for executives in the compensation peer group. The Committee also noted the change in responsibilities for Messrs. Nichols, Richels and Agosta, respectively, during the year (for additional information, see discussion of factors described in “Long-Term Incentives” under the “Overview of Executive Compensation Elements in 2010” section of this CD&A). In finalizing its long-term incentive decisions, the Committee cited its confidence in the strategic direction set forth by the Company’s executive officers and its belief that the implementation of that strategy would have a positive impact on the long-term growth and return prospects for the Company.

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	2010	2010
Name	Stock Awards	Option Awards
J. Larry Nichols	74,900	187,700
John Richels	68,100	187,100
Jeffrey A. Agosta(1)	15,925	43,350
David A. Hager	20,425	56,150
Darryl G. Smette	15,675	43,050
Lyndon C. Taylor	12,250	33,700
Danny J. Heatly	—	—

(1)	The amounts shown include 2,300 shares of restricted stock and 5,900 stock options that were awarded upon Mr. Agosta’s appointment as the Company’s Executive Vice President and Chief Financial Officer in March 2010. It also includes 13,625 shares of restricted stock and 37,450 stock options that were awarded upon the annual grant in December 2010.

For additional detail on the Company’s long-term incentive awards granted in 2010, please refer to the Summary Compensation Table and Grants of Plan-Based Awards During 2010.

Material Differences in Compensation Decisions for Named Executive Officers

Mr. Nichols’ total compensation for 2010 was higher than that of other named executive officers primarily because of his position, his long tenure with the Company, his status as a founder of and source of strategic vision for the Company, the compensation levels of comparable executives of other companies against whom his compensation is benchmarked and his greater influence over and responsibility for the entire Company (as opposed to a distinct division or function). In addition, Mr. Nichols’ compensation recognized his leadership role with respect to matters affecting the oil and gas industry generally.

Mr. Richels’ total compensation for 2010 was higher than that of other named executive officers, except for Mr. Nichols, primarily because of his position, his experience and stature in the industry, his reporting relationship to the Executive Chairman, the compensation levels of comparable executives of other companies against whom his compensation is benchmarked and his greater influence over and responsibility for the entire Company (as opposed to a distinct division or function). In addition, Mr. Richels’ compensation recognized the leadership role he is exercising with respect to the day-to-day operations of the Company.

As noted above, Mr. Heatly was not an executive officer in 2010, so his compensation was similar to other non-executive officers with significant responsibilities at the Company.

Compensation Program and Risk-Taking

Our executive compensation program is designed to provide executive officers incentives for the achievement of near-term and long-term objectives, without motivating them to take unnecessary risk. As part of its review and discussion of the compensation program with the Compensation Consultant, the Committee noted the following factors that discourage the Company’s executives from taking unnecessary or excessive risk:

•	the Company’s operating strategy and related compensation philosophy;

•	the effective balance, in each case, between cash and equity mix, near-term and long-term focus, corporate and individual performance, and financial and non-financial performance;

•	a multi-faceted approach to performance evaluation and compensation that does not reward an executive for engaging in risky behavior to achieve one objective to the detriment of other objectives; and

•	executive stock ownership pursuant to our stock ownership guidelines.

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Based on this review and discussion, the Committee believes that the total executive compensation program does not encourage executive officers to take unnecessary or excessive risk.

Conclusion

In summary, after evaluating all of the considerations reviewed by the Committee, the Committee believes the compensation delivered to the named executive officers for 2010 is reasonable and appropriate.

Considerations of Tax Implications

Section 162(m) of the Internal Revenue Code (the Code) disallows, with certain exceptions, a federal income tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or any other named executive officer except the Chief Financial Officer. One exception applies to “performance-based compensation” paid pursuant to stockholder approved employee benefit plans (essentially, compensation that is paid only if the individual’s performance meets pre-established objective performance goals using performance measures approved by our stockholders).

Although we have generally attempted to structure executive compensation so as to preserve deductibility, we also believe that there are circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation under the Code. A portion of the payments made under our current annual cash compensation program are not deductible in accordance with the provisions of Section 162(m). However, the Committee has determined that the benefit of enhanced flexibility in program design outweighs the value of the lost deduction.

A minor portion of the stock options we granted to our executives are incentive stock options, which allow the executives to defer the payment of certain taxes upon exercise of the options and provide for the characterization of certain gains as long-term capital gains.

Section 422 of the Code limits the amount of incentive stock options that may vest for any one employee each year. Section 422 provides that, to the extent the aggregate fair market value of stock with respect to which incentive stock options become exercisable each year exceeds $100,000, such stock options will be treated as nonqualified stock options. We take this $100,000 limit into consideration when granting incentive stock options to our executives, so that their incentive stock options will not be recharacterized as nonqualified stock options.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the preceding Compensation Discussion and Analysis section with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

John A. Hill, Chairperson
Robert A. Mosbacher, Jr.
Duane C. Radtke

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SUMMARY COMPENSATION TABLE

The following table and accompanying footnotes summarize the compensation earned, awarded or paid to our named executive officers for the years indicated below. The named executive officers are our Executive Chairman and President and Chief Executive Officer, each of whom served as the Company’s principal executive officer during a portion of 2010, our current and former principal financial officer, and our three other most highly compensated executive officers (other than the individuals who served as our principal executive officer or principal financial officer for a portion of 2010) for the year ended December 31, 2010.

						Change in
						Pension
						Value and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
		Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)
J. Larry Nichols	2010	1,400,000	3,000,600	5,499,907	5,500,943	3,156,189	319,113	18,876,752
Executive Chairman	2009	1,400,000	2,100,600	5,582,500	5,761,447	1,034,772	323,241	16,202,560
	2008	1,400,000	3,000,600	6,015,972	5,960,352	3,219,047	339,556	19,935,527

John Richels	2010	1,226,442	2,500,600	5,000,583	5,000,322	3,988,522	193,902	17,910,371
President and	2009	1,150,000	1,400,600	2,743,400	3,017,759	2,080,364	195,647	10,587,770
Chief Executive Officer	2008	1,150,000	2,000,600	3,168,020	2,735,535	2,241,909	186,104	11,482,168

Jeffrey A. Agosta	2010	398,505	550,600	1,148,673 (4)	1,148,524 (4)	333,895	41,054	3,621,251
Executive Vice President and Chief Financial Officer (current principal financial officer)

David A. Hager	2010	675,000	900,600	1,499,808	1,500,631	—	154,108	4,730,147
Executive Vice President	2009	504,952	680,500	2,195,320 (5)	2,110,438 (5)	—	9,302	5,500,511

Darryl G. Smette	2010	610,000	800,600	1,151,015	1,150,528	1,647,878	115,402	5,475,423
Executive Vice President	2009	610,000	630,600	937,860	1,034,516	834,994	116,972	4,164,942
	2008	610,000	900,600	1,045,120	972,347	1,406,109	124,603	5,058,779

Lyndon C. Taylor	2010	550,000	550,600	899,518	900,646	529,820	74,375	3,504,959
Executive Vice President

Danny J. Heatly	2010	343,823	350,600	0	0	819,530	44,686	1,558,639
Former Senior Vice President,	2009	339,900	275,600	625,240	638,776	408,005	40,622	2,328,143
Accounting and Chief Accounting Officer (former principal	2008	333,046	350,600	674,886	669,839	435,865	35,001	2,499,237
financial officer)

(1)	The dollar amounts reported in these columns represent the aggregate grant date fair values of the stock and option awards. The assumptions used to value stock and option awards are discussed in Note 12 — Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	The dollar amounts reported in this column reflect the aggregate change in the actuarial present value of each executive officer’s accumulated benefits under our Defined Benefit Plan and the SRIP during the applicable year. The amounts shown were not paid to the executives. None of our named executive officers received above market or preferential earnings on deferred compensation in any of the reported years. Mr. Hager joined the Company after our Defined Benefit Plan was closed to new participants.

(3)	Details of the dollar amounts for 2010 in this column are shown in the table that follows.

(4)	The dollar amounts reported in these entries reflect $148,189 of restricted stock and $147,658 of stock options that were awarded upon Mr. Agosta’s appointment as the Company’s Executive Vice President and Chief Financial Officer in March 2010. It also includes $1,000,484 of restricted stock and $1,000,866 of stock options that were awarded upon the annual grant in December 2010.

(5)	The dollar amounts reported in these entries reflect $893,800 of restricted stock and $677,254 of stock options that were awarded upon Mr. Hager’s employment in March 2009. It also includes $1,301,520 of restricted stock and $1,433,183 of stock options that were awarded upon the annual grant in December 2009.

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The following table shows the components of “All Other Compensation” for 2010 in the previous table.

					Defined
					Contribution
	Group			Defined	Supplemental
	Term	401(k) Plan	Deferred	Contribution	Executive
	Life	Employer	Compensation	Restoration Plan	Retirement Plan
	Insurance	Match and Retirement	Plan Employer	Employer	Employer	Personal
	Premiums	Contribution(2)	Match	Contribution	Contribution	Air Travel	Total
Name	($)	($)	($)	($)	($)	($)(1)	($)
J. Larry Nichols	14,478	14,700	249,300	—	—	40,635	319,113

John Richels	4,902	14,700	174,300	—	—	—	193,902

Jeffrey A. Agosta	896	14,700	25,458	—	—	—	41,054

David A. Hager	2,622	26,950	7,799	20,796	95,941	—	154,108

Darryl G. Smette	7,524	14,700	75,900	—	—	17,278	115,402

Lyndon C. Taylor	2,548	14,700	57,127	—	—	—	74,375

Danny J. Heatly	3,292	14,700	26,694	—	—	—	44,686

(1)	The incremental cost of personal use of our aircraft is calculated based on our average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours our aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses.

(2)	Mr. Hager joined the Company after the Defined Benefit Plan was closed to new entrants. As a result, he is eligible for and receives additional employer retirement contributions to his 401(k) Plan.

Commitment Runs Deep

GRANTS OF PLAN-BASED AWARDS DURING 2010

					Grant
					Date Fair
		Number of	Number of		Value of
		Shares of	Securities	Exercise or	Stock and
		Stock or	Underlying	Base Price of	Option
		Units	Options	Option Awards	Awards
Name	Grant Date	(#)(1)	(#)(2)	($/Sh)(3)	($)(4)
J. Larry Nichols	12/2/2010	74,900			5,499,907
	12/2/2010		187,700	73.43	5,500,943

John Richels	12/2/2010	68,100			5,000,583
	12/2/2010		187,100	73.43	5,000,322

Jeffrey A. Agosta	3/31/2010	2,300			148,189
	3/31/2010		5,900	64.43	147,658
	12/2/2010	13,625			1,000,484
	12/2/2010		37,450	73.43	1,000,866

David A. Hager	12/2/2010	20,425			1,499,808
	12/2/2010		56,150	73.43	1,500,631

Darryl G. Smette	12/2/2010	15,675			1,151,015
	12/2/2010		43,050	73.43	1,150,528

Lyndon C. Taylor	12/2/2010	12,250			899,518
	12/2/2010		33,700	73.43	900,646

Danny J. Heatly	12/2/2010	—			—
	12/2/2010		—	—	—

(1)	Restricted stock vests at the rate of 25% on each of the first four anniversary dates of the original grant. Restricted stock award recipients are entitled to receive dividends on their unvested shares of restricted stock.

(2)	Stock options vest at the rate of 20% on the date of grant and 20% on each of the first four anniversary dates of the grant date.

(3)	The exercise price for stock options is equal to the closing price of our common stock on the date of grant.

(4)	The dollar amounts reported in this column represent the aggregate grant date fair values of the stock and option awards. The assumptions used to value stock and option awards are discussed in Note 12 — Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Commitment Runs Deep

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards owned by our named executive officers on December 31, 2010.

	Option Awards					Stock Awards
						Number of	Market Value
	Number of		Number of			Shares or	of Shares
	Securities		Securities			Units of	or Units
	Underlying		Underlying	Option		Stock That	of Stock
	Unexercised		Unexercised	Exercise	Option	Have Not	That Have
	Options (#)		Options (#)	Price	Expiration	Vested	Not Vested
Name	Exercisable		Unexercisable	($)	Date	(#)(1)	($)(2)
J. Larry Nichols	120,000	(3)		26.43	12/03/2011
	210,000	(3)		17.43	12/04/2011
	40,000	(4)		34.27	09/14/2012
	210,000	(3)		23.05	12/02/2012
	125,000	(3)		38.45	12/08/2012
	141,100	(3)		66.39	12/11/2013
	143,600	(3)		71.01	12/11/2014
	122,720	(3)	30,680	89.15	12/09/2015
	144,000	(3)	96,000	65.32	12/07/2016
	83,360	(3)	125,040	63.80	12/07/2017
	37,540	(3)	150,160	73.43	12/01/2018
						14,625	1,148,209
						46,050	3,615,386
						65,625	5,152,219
						74,900	5,880,399

John Richels	56,000	(3)		26.43	12/03/2011
	55,000	(3)		17.43	12/04/2011
	12,000	(4)		34.27	09/14/2012
	106,000	(3)		23.05	12/02/2012
	42,000	(3)		38.45	12/08/2012
	43,400	(3)		66.39	12/11/2013
	63,600	(3)		71.01	12/11/2014
	61,440	(3)	15,360	89.15	12/09/2015
	75,960	(3)	50,640	65.32	12/07/2016
	47,840	(3)	71,760	63.80	12/07/2017
	37,420	(3)	149,680	73.43	12/01/2018
						7,300	573,123
						24,250	1,903,868
						32,250	2,531,948
						68,100	5,346,531

Jeffrey A. Agosta	18,000	(3)		26.43	12/03/2011
	3,200	(3)		17.43	12/04/2011
	4,338	(3)		23.05	12/02/2012
	30,000	(3)		38.45	12/08/2012
	15,800	(3)		66.39	12/11/2013
	18,000	(3)		71.01	12/11/2014
	12,880	(3)	3,220	89.15	12/09/2015
	800	(3)	200	88.91	12/30/2015
	18,600	(3)	12,400	65.32	12/07/2016
	10,920	(3)	16,380	63.80	12/07/2017
	1,180	(3)	4,720	64.43	03/30/2018
	7,490	(3)	29,960	73.43	12/01/2018
						1,544	121,219
						188	14,760
						5,500 (7)	431,805
						5,166	405,583
						7,350	577,049
						2,300	180,573
						13,625	1,069,699

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	Option Awards					Stock Awards
						Number of	Market Value
	Number of		Number of			Shares or	of Shares
	Securities		Securities			Units of	or Units
	Underlying		Underlying	Option		Stock That	of Stock
	Unexercised		Unexercised	Exercise	Option	Have Not	That Have
	Options (#)		Options (#)	Price	Expiration	Vested	Not Vested
Name	Exercisable		Unexercisable	($)	Date	(#)(1)	($)(2)
David A. Hager	3,000	(5)		75.31	03/11/2012
	3,000	(6)		112.59	03/11/2012
	18,000	(3)	27,000	44.69	03/30/2017
	22,720	(3)	34,080	63.80	12/07/2017
	11,230	(3)	44,920	73.43	12/01/2018
						15,000	1,177,650
						15,300	1,201,203
						20,425	1,603,567

Darryl G. Smette	56,000	(3)		26.43	12/03/2011
	43,000	(3)		17.43	12/04/2011
	106,000	(3)		23.05	12/02/2012
	40,000	(3)		38.45	12/08/2012
	29,400	(3)		66.39	12/11/2013
	31,800	(3)		71.01	12/11/2014
	24,160	(3)	6,040	89.15	12/09/2015
	27,000	(3)	18,000	65.32	12/07/2016
	16,400	(3)	24,600	63.80	12/07/2017
	8,610	(3)	34,440	73.43	12/01/2018
						2,875	225,716
						8,000	628,080
						11,025	865,573
						15,675	1,230,644

Lyndon C. Taylor	15,000	(3)		68.64	09/29/2013
	15,000	(3)		66.39	12/11/2013
	24,600	(3)		71.01	12/11/2014
	19,200	(3)	4,800	89.15	12/09/2015
	24,180	(3)	16,120	65.32	12/07/2016
	14,680	(3)	22,020	63.80	12/07/2017
	6,740	(3)	26,960	73.43	12/01/2018
						2,275	178,610
						7,200	565,272
						9,900	777,249
						12,250	961,748

Danny J. Heatly	13,138	(3)		26.43	12/03/2011
	162	(3)		23.05	12/02/2012
	30,000	(3)		38.45	12/08/2012
	15,800	(3)		66.39	12/11/2013
	17,100	(3)		71.01	12/11/2014
	14,400	(3)	3,600	89.15	12/09/2015
	18,600	(3)	12,400	65.32	12/07/2016
	10,920	(3)	16,380	63.80	12/07/2017
						1,734	136,136
						5,166	405,583
						7,350	577,049

(1)	Restricted stock awards granted December 10, 2007, December 31, 2007, December 8, 2008, March 31, 2009, December 8, 2009, March 31, 2010 and December 2, 2010 vest 25% on each anniversary of the grant date.

(2)	Based on a stock price of $78.51, the closing price of our common stock on December 31, 2010.

(3)	Options granted December 4, 2001, December 2, 2002, December 4, 2003, December 9, 2004, September 30, 2005, December 12, 2005, December 12, 2006, December 10, 2007, December 31, 2007, December 8, 2008, March 31, 2009, December 8, 2009 and December 2, 2010 vested 20% on the date of grant and an additional 20% on each anniversary of the grant date.

Commitment Runs Deep

(4)	Options granted September 15, 2004 vested 20% on September 15, 2004, December 4, 2004, December 4, 2005, December 4, 2006, and December 4, 2007.

(5)	Mr. Hager was granted options on August 31, 2007, during his time as a Director of the Company. For Directors, options vest on the date granted.

(6)	Mr. Hager was granted options on June 4, 2008, during his time as a Director of the Company. For Directors, options vest on the date granted.

(7)	Restricted stock awards granted September 9, 2008 vest 50% on September 9, 2011 and September 9, 2012.

OPTION EXERCISES AND STOCK VESTED DURING THE YEAR ENDED
DECEMBER 31, 2010

The table below shows the number of shares of our common stock acquired during 2010 upon the exercise of options. This table also includes information regarding the vesting during 2010 of stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)(1)	Acquired on Vesting(#)	Vesting ($)(2)
J. Larry Nichols	140,000	6,230,000	73,375	5,372,715

John Richels	53,000	1,912,210	36,325	2,659,743

Jeffrey A. Agosta	15,472	732,599	8,559	627,717

David A. Hager	—	—	10,100	695,368

Darryl G. Smette	—	—	13,625	997,732

Lyndon C. Taylor	—	—	11,550	845,741

Danny J. Heatly	13,000	640,607	8,561	626,882

(1)	The dollar amounts shown in this column are determined by multiplying the number of options exercised by the difference between the per share exercise price of the options and the per share market value of our common stock applicable at exercise.

(2)	The dollar amounts shown in this column are determined by multiplying the number of stock awards that vested by the per share closing price of our common stock on the vesting date.

Commitment Runs Deep

PENSION BENEFITS FOR THE YEAR ENDED DECEMBER 31, 2010

We maintain three defined benefit retirement plans in which our named executive officers, except Mr. Hager, may participate:

•	A tax qualified defined benefit retirement plan and related trust for certain employees (the Defined Benefit Plan);

•	A nonqualified Benefit Restoration Plan (the BRP) that provides benefits that would be provided under the Defined Benefit Plan except for:

•	limitations imposed by the Code, and

•	the exclusion of nonqualified deferred compensation in the definition of compensation;

•	A nonqualified Supplemental Retirement Income Plan (the SRIP) for a small group of executives that provides benefits similar to those provided by the BRP plus certain additional benefits.

On December 31, 2010, the Company adopted an amendment to the Defined Benefit Plan that transferred some of the benefits accrued under the BRP and SRIP to the Defined Benefit Plan. The total accrued benefit for an executive from all pension plans did not change as a result of this amendment. The effect of this transfer is reflected in the Pension Benefit Table that follows.

The following table shows the estimated present value of accumulated retirement benefits as provided under the Defined Benefit Plan and the SRIP to the named executive officers. Mr. Hager does not participate in the Defined Benefit Plan, the BRP or the SRIP. All other named executive officers are participants in the SRIP, therefore BRP benefits are not included in the following table. SRIP benefits vest after five years of service. Participants who are terminated for cause lose their SRIP benefits and are instead paid under the BRP. Amounts payable under the SRIP or the BRP are reduced by the amounts payable under the Defined Benefit Plan so there is no duplication of benefits. Retirement benefits are calculated based upon years of service and “final average compensation.” Final average compensation consists of the average of the highest three consecutive years’ compensation from salary and cash bonuses out of the last 10 years. The definition of compensation under the Defined Benefit Plan is the same as the definition under the SRIP and BRP except that under the Defined Benefit Plan, nonqualified deferred compensation is excluded and the amount of compensation and pension benefit are limited by the Code.

Commitment Runs Deep

Pension Benefits Table

		Number of Years	Present Value of	Payments During Last
		Credited Service	Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
J. Larry Nichols	Defined Benefit Plan	41	2,334,404	—
	SRIP	41	25,929,386	—

John Richels(2)(3)(4)	Defined Benefit Plan	7	1,342,819	—
	SRIP	15	10,911,551	—

Jeffrey A. Agosta	Defined Benefit Plan	14	628,346	—
	SRIP	14	321,054	—

David A. Hager(5)	Defined Benefit Plan	—	—	—
	SRIP	—	—	—

Darryl G. Smette(2)	Defined Benefit Plan	24	2,295,423	—
	SRIP	24	7,861,358	—

Lyndon C. Taylor	Defined Benefit Plan	6	650,472	—
	SRIP	6	396,553	—

Danny J. Heatly(2)	Defined Benefit Plan	22	1,477,847	—
	SRIP	22	1,274,401	—

(1)	We calculated the present value of each named executive officer’s accumulated benefits as of December 31, 2010 under our pension plans assuming 25% of participants would elect a single life annuity, 15% of participants would elect a 50% joint and survivor annuity and 60% would elect a 100% joint and survivor annuity. We assumed that each named executive officer would begin receiving payments at normal retirement age (age 65) and would be vested in those payments. The present value is calculated using the 2011 PPA Static mortality table and a discount rate of 5.5%. No pre-retirement decrements were used in this calculation.

(2)	Messrs. Smette and Richels are eligible for early retirement under the Defined Benefit Plan and the SRIP. Mr. Heatly was eligible for early retirement under the SRIP. See the following “Defined Benefit Plan — Early Retirement” for a description of the eligibility requirements and benefits payable under our Defined Benefit Plan.

(3)	Years of credited service for Mr. Richels for the Defined Benefit Plan are determined based on time worked in the U.S. For the SRIP, Mr. Richels’ service is based on time worked in the U.S. and Canada while with the Company. Mr. Richels’ Canadian service is included for benefit eligibility purposes (vesting and early retirement) in both plans.

(4)	Benefits payable to Mr. Richels under the SRIP are reduced by benefits under our Pension Plan for Employees of Devon Canada Corporation, a subsidiary of the Company. Mr. Richels’ benefit under the Pension Plan for Employees of Devon Canada Corporation is frozen and Mr. Richels’ future pension benefits are accruing under the Defined Benefit Plan and the SRIP.

(5)	Mr. Hager joined the Company after our Defined Benefit Plan was closed to new participants. As a result, he will not receive a benefit under the plans described in this table.

Commitment Runs Deep

Defined Benefit Plan

The Defined Benefit Plan is a qualified defined benefit retirement plan which provides benefits based upon employment service with us. Employees hired before October 1, 2007, became eligible to participate in the Defined Benefit Plan when they earned one year of service and attained the age of 21 years. Employees who were hired after September 30, 2007, are not eligible to participate in the Defined Benefit Plan. Each eligible employee who retires is entitled to receive monthly retirement income, based upon their final average compensation, years of credited service and reduced by Social Security benefits payable to the employee. Contributions by employees are neither required nor permitted under the Defined Benefit Plan. Benefits are computed based on straight-life annuity amounts. Benefits under the Defined Benefit Plan are limited for certain highly compensated employees, including our named executive officers, in order to comply with certain requirements of ERISA and the Code.

Normal Retirement

Employees, including the named executive officers, are eligible for normal retirement benefits under the Defined Benefit Plan upon reaching age 65. Normal retirement benefits for the employees participating in the Defined Benefit Plan are equal to 65% of the participant’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his or her credited years of service (up to a maximum of 25 years) and the denominator of which is 25.

Early Retirement

Employees, including the named executive officers, are eligible for early retirement benefits under the Defined Benefit Plan after (i) attaining age 55, and (ii) earning at least 10 years of credited service. Early retirement benefits are equal to a percentage of the normal retirement income the participant would otherwise be entitled to if he or she had commenced benefits at age 65 depending on the participant’s age when he or she elects to begin receiving benefits:

Percentage of
Age When	Normal Retirement
Benefits Begin	Income
65	100%
64	97%
63	94%
62	91%
61	88%
60	85%
59	80%
58	75%
57	70%
56	65%
55	60%

Deferred Vested Pension

Participants in the Defined Benefit Plan are fully vested in their accrued benefits after five years of service. If the participant’s employment is terminated after attaining five years of service but before eligibility for early retirement, the participant is entitled to a deferred vested pension based on his or her accrued benefit on the date of termination. An unreduced deferred vested pension is payable at age 65.

Commitment Runs Deep

Alternatively, the participant may elect to receive a reduced benefit as early as age 55. The benefit payable prior to age 65 is a percentage of his or her normal retirement benefit based on his or her age at the time the benefit begins, as shown in the table below:

Age at Election to	Percentage of
Receive Deferred	Normal Retirement
Vested Pension	Income
65	100.00%
64	90.35%
63	81.88%
62	74.40%
61	67.79%
60	61.91%
59	56.68%
58	52.00%
57	47.80%
56	44.03%
55	40.63%

If a participant is:

•	involuntarily terminated for any reason other than death or “cause,” is between the ages of 50 and 55 and has at least 10 years of credited service, or

•	involuntarily terminated for any reason other than “cause” within two years following a change in control and has at least 10 years of credited service regardless of the participant’s age,

then the participant may elect to have his or her benefits under the Defined Benefit Plan paid at any time on or after the age of 55 subject to the same percentage reduction in benefits as set forth under “Early Retirement” applicable to the participant.

Benefit Restoration Plan

The BRP is a nonqualified defined benefit retirement plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because their benefits under the Defined Benefit Plan are limited in order to comply with certain requirements of ERISA and the Code or because their final average compensation is reduced as a result of contributions into our Deferred Compensation Plan. Benefits under the BRP are equal to 65% of the executive’s final average compensation less any benefits due to the executive under Social Security, multiplied by a fraction, the numerator of which is his or her years of credited service (not to exceed 25) and the denominator of which is 25. The BRP benefit is reduced by the benefit that is otherwise payable under the Defined Benefit Plan. An employee must be selected by the Compensation Committee in order to be eligible for participation in the BRP. The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the BRP. Participants become vested in retirement benefits under the BRP at the same time as the participant becomes vested for retirement benefits under the Defined Benefit Plan.

Supplemental Retirement Income Plan

The SRIP is another nonqualified defined benefit retirement plan for a small group of our key executives, the purpose of which is to provide additional retirement benefits for these executives. An employee must be selected by the Compensation Committee in order to be eligible for participation in the SRIP. Participants in the SRIP become vested in the SRIP benefits after five years of service. If the executive is

Commitment Runs Deep

terminated for “cause”, as that term is defined in the executive’s employment agreement, then all benefits under the SRIP are forfeited and the executive would receive benefits under the BRP. If the executive is receiving benefits under the SRIP, he is not eligible for benefits under the BRP.

The SRIP provides for retirement income equal to 65% of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his credited years of service (not to exceed 20) and the denominator of which is 20. For those participating in the plan as of January 24, 2002 (“Grandfathered Participants”), the SRIP benefit is reduced by a fraction of the benefits otherwise accrued under the Defined Benefit Plan, the numerator of which is years of credited service (not greater than 20) and the denominator of which is 20. For those who become participants after January 24, 2002, the SRIP benefit is reduced by the full benefits otherwise accrued under the Defined Benefit Plan. Of the named executive officers, Messrs. Agosta and Taylor are not Grandfathered Participants. In the case of Mr. Richels, his SRIP benefit is also reduced by amounts payable to him under the defined contribution provisions of our Canadian Pension Plan.

The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the SRIP. Early retirement benefits are payable under the SRIP after attaining age 55 and earning at least 10 years of service or, if earlier, 20 years of service regardless of age. The early retirement benefit prior to age 55 is the actuarial equivalent to the age 55 early retirement benefit. In the event that a named executive officer is terminated “without cause” or terminates his or her employment for “good reason” as those terms are defined in our employment agreements with our named executive officers, then the executive will be 100% vested in his accrued SRIP benefit. If a change in control event occurs, the executive will be 100% vested and his benefit will be an amount equal to the normal retirement annuity payable immediately, unreduced for early commencement, paid in a lump sum. Otherwise, the benefit will be paid monthly, pursuant to the annuity option selected by the executive. Additionally, the SRIP provides that if the executive is terminated “without cause” or terminates his or her employment for “good reason” within 24 months of a change in control event, the executive will be entitled to an additional three years of service credit and age in determining benefits. The SRIP may be informally funded through a rabbi trust arrangement.

NONQUALIFIED DEFERRED COMPENSATION IN 2010

The following table shows information about our nonqualified deferred compensation plans, which are further described below.

		Company	Aggregate
	Executive	Contributions	Earnings in	Aggregate	Aggregate
	Contributions in	in Last Fiscal	Last Fiscal	Distributions in	Balance at Last
	Last Fiscal Year	Year	Year	Last Fiscal Year	Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)
J. Larry Nichols Deferred Compensation Plan	210,000	249,300	234,885	188,022	2,126,722

John Richels Deferred Compensation Plan	157,587	174,300	137,540	134,452	1,295,147

Jeffrey A. Agosta Deferred Compensation Plan	119,551	25,458	92,186	—	802,184

David A. Hager
Deferred Compensation Plan	40,650	7,799	8,573	—	72,739
Defined Contribution Restoration Plan	—	20,796	1,643	—	22,439
Defined Contribution Supplemental Executive Retirement Plan	—	95,941	5,744	—	101,685

Darryl G. Smette Deferred Compensation Plan	74,400	75,900	118,007	109,468	1,284,800

Lyndon C. Taylor Deferred Compensation Plan	169,500	57,127	87,041	—	698,471

Danny J. Heatly Deferred Compensation Plan	37,129	26,694	16,584	—	1,031,955

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(1)	The amounts in this column are also included in the Summary Compensation Table on page 37, in the salary column or the bonus column.

(2)	The amounts in this column are also included in the Summary Compensation Table on page 37, in the “All Other Compensation” column.

401(k) Plan

The 401(k) Plan is a qualified defined contribution plan that provides for a Company matching contribution of up to 6% of compensation. The Defined Benefit Plan was closed to new entrants on October 1, 2007. Supplemental contributions of 8% to 16% of compensation that are determined based on years of benefit service were added to the 401(k) Plan for employees who are not accruing benefits in the Defined Benefit Plan.

Deferred Compensation Plan

The Deferred Compensation Plan is designed to allow each executive to contribute up to 50% of his or her base salary and up to 100% of his or her bonus and receive a Company match beyond the contribution limits prescribed by the IRS with regard to our 401(k) Plan. The Deferred Compensation Plan provides executives a tax effective means to defer a portion of their cash compensation at a minimal cost to the Company.

Supplemental Contribution Restoration Plans

The Supplemental Contribution Restoration Plans (the SCRPs) are two nonqualified supplemental defined contribution plans. The purpose of the SCRPs is to ensure that participants in the 401(k) Plan who are eligible to receive the supplemental contribution, receive the full supplemental contribution despite the limitations imposed by the Code. A contribution will be made by the Company in an amount equal to the difference between the supplemental contribution that the Company would have contributed under the 401(k) Plan in the absence of the Code limitations, and the actual amount contributed.

Defined Contribution Supplemental Executive Retirement Plan

The Defined Contribution Supplemental Executive Retirement Plan (the DC SERP) is a nonqualified supplemental executive retirement plan that provides benefits in lieu of the SRIP to a small group of key executives who are not eligible to participate in the Defined Benefit Plan and the SRIP. Under the DC SERP, an executive is eligible to receive a contribution of a specified percentage of compensation annually. This contribution will be offset by supplemental contributions to the 401(k) Plan and contributions to the SCRPs. An employee must be selected by the Compensation Committee in order to be eligible for participation in the DC SERP. A participant in the DC SERP becomes 50% vested after five years of service and vests at the rate of 10% for another five years. At age 62, a participant will be 100% vested with five years of service. In the event of a change in control or a named executive officer is terminated “without cause” or terminates employment for “good reason,” as those terms are defined in our employment agreements with our named executive officers, then the executive will be 100% vested in his or her DC SERP account. Additionally, the DC SERP provides that if the executive is terminated “without cause” or terminates his or her employment for “good reason” within 24 months of a change in control event, the executive will be entitled to an additional three years of contributions. A participant will be 100% vested in the event of death or disability. Payment of DC SERP accounts will be in the form of a lump sum payment. The DC SERP may be informally funded through a rabbi trust arrangement.

Commitment Runs Deep

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We will be obligated to make certain payments to our named executive officers or potentially accelerate the vesting of their equity awards and retirement benefits upon termination of their employment or upon a change in control of the Company pursuant to the following plans or agreements:

•	employment agreements entered into with each of our named executive officers;

•	the Defined Benefit Plan;

•	the 401(k) Plan;

•	the BRP, the SRIP, the SCRPs or the DC SERP, depending on the circumstances of the executive officer’s termination;

•	the 2005 Long-Term Incentive Plan; and

•	the 2009 Long-Term Incentive Plan.

The following tables provide the estimated compensation and present value of benefits potentially payable to each named executive officer upon a change in control of the Company or a termination of employment of the named executive officer. The benefit values shown do not include benefits that are broadly available to substantially all salaried employees. The amounts shown assume that a termination or change in control occurred on December 31, 2010. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the Company.

Please see the narrative for the following tables for a discussion of the methods of calculating the payments required upon termination of our named executive officers in the manners set forth in each column. The footnotes for each of the following tables are presented after the final table. The amounts shown do not include any amounts with respect to tax gross-up payments in favor of the named executive officers because the employment agreements between the Company and each of the named executive officers were amended in April 2011 to eliminate the tax gross-up payment obligations. Because Mr. Heatly retired from the Company in March 2011, we have not included a separate table for him. Instead, the narrative summary that follows the tables provides a summary of the arrangements applicable to Mr. Heatly.

J. Larry Nichols

	Retirement/
	Voluntary	Termination	Termination	Change in
Benefits and Payments	Termination	Without Cause	With Cause	Control		Disability	Death
($)	($)	($)	($)	($)		($)	($)
Base Salary/Bonus(1)	—	13,200,000	—	13,200,000		—	—
SRIP(2)(3)	25,929,000	25,929,000	—	27,326,000	(4)	25,929,000	23,156,000	(5)
BRP(2)(3)	—	—	25,929,000	—		—	—
Accelerated Vesting of Stock Options(6)	—	3,868,391	—	3,868,391		—	3,868,391
Accelerated Vesting of Restricted Stock(7)	—	15,796,213	—	15,796,213		—	15,796,213
Health Care Benefits(8)	—	34,561	—	34,561		—	—
Post-Retirement Health Care(9)	—	—	—	—		—	—
Outplacement Services(10)	—	35,000	—	35,000		—	—
Total(11)	25,929,000	58,863,165	25,929,000	60,260,165		25,929,000	42,820,604

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John Richels

	Retirement/
	Voluntary	Termination	Termination	Change in
Benefits and Payments	Termination	Without Cause	With Cause	Control		Disability	Death
($)	($)	($)	($)	($)		($)	($)
Base Salary/Bonus(1)	—	9,900,000	—	9,900,000		—	—
SRIP(2)(3)	13,604,000	13,604,000	—	20,828,000	(4)	13,604,000	12,688,000	(5)
BRP(2)(3)	—	—	—	—		—	—
Accelerated Vesting of Stock Options(6)	—	2,483,906	—	2,483,906		—	2,483,906
Accelerated Vesting of Restricted Stock(7)	—	10,355,470	—	10,355,470		—	10,355,470
Health Care Benefits(8)	—	34,561	—	34,561		—	—
Post-Retirement Health Care(9)	—	—	—	738		—	—
Outplacement Services(10)	—	35,000	—	35,000		—	—
Total(11)	13,604,000	36,412,937	—	43,637,675		13,604,000	25,527,376

Jeffrey A. Agosta

	Retirement/
	Voluntary	Termination	Termination	Change in
Benefits and Payments	Termination	Without Cause	With Cause	Control		Disability	Death
($)	($)	($)	($)	($)		($)	($)
Base Salary/Bonus(1)	—	2,310,000	—	2,310,000		—	—
SRIP(2)(3)	271,000	271,000	—	2,969,000	(4)	87,000	383,000	(5)
BRP(2)(3)	—	—	111,000	—		—	—
Accelerated Vesting of Stock Options(6)	—	623,160	—	623,160		—	623,160
Accelerated Vesting of Restricted Stock(7)	—	2,800,687	—	2,800,687		—	2,800,687
Health Care Benefits(8)	—	51,718	—	51,718		—	—
Post-Retirement Health Care(9)	—	—	—	—		—	—
Outplacement Services(10)	—	35,000	—	35,000		—	—
Total	271,000	6,091,565	111,000	8,789,565		87,000	3,806,847

Commitment Runs Deep

David A. Hager

	Retirement/
	Voluntary	Termination	Termination	Change in
Benefits and Payments	Termination	Without Cause	With Cause	Control	Disability	Death
($)	($)	($)	($)	($)	($)	($)
Base Salary/Bonus(1)	—	4,065,000	—	4,065,000	—	—
DC SERP(12)	359,135	359,135	—	1,456,685	359,135	359,135
SCRPs(13)	111,239	111,239	—	111,239	111,239	111,239
Accelerated Vesting of Stock Options(6)	—	1,642,650	—	1,642,650	—	1,642,650
Accelerated Vesting of Restricted Stock(7)	—	3,982,420	—	3,982,420	—	3,982,420
Health Care Benefits(8)	—	51,718	—	51,718	—	—
Post-Retirement Health Care(9)	—	—	—	—	—	—
Outplacement Services(10)	—	35,000	—	35,000	—	—
Total(11)	470,374	10,247,162	—	11,344,712	470,374	6,095,444

Darryl G. Smette

	Retirement/
	Voluntary	Termination	Termination	Change in
Benefits and Payments	Termination	Without Cause	With Cause	Control		Disability	Death
($)	($)	($)	($)	($)		($)	($)
Base Salary/Bonus(1)	—	4,530,000	—	4,530,000		—	—
SRIP(2)(3)	8,366,000	8,366,000	—	9,329,000	(4)	8,366,000	7,566,000	(5)
BRP(2)(3)	—	—	8,066,000	—		—	—
Accelerated Vesting of Stock Options(6)	—	774,241	—	774,241		—	774,241
Accelerated Vesting of Restricted Stock(7)	—	2,950,013	—	2,950,013		—	2,950,013
Health Care Benefits(8)	—	34,561	—	34,561		—	—
Post-Retirement Health Care(9)	—	—	—	—		—	—
Outplacement Services(10)	—	35,000	—	35,000		—	—
Total(11)	8,366,000	16,689,815	8,066,000	17,652,815		8,366,000	11,290,254

Commitment Runs Deep

Lyndon C. Taylor

	Retirement/
	Voluntary	Termination	Termination	Change in
Benefits and Payments	Termination	Without Cause	With Cause	Control		Disability	Death
($)	($)	($)	($)	($)		($)	($)
Base Salary/Bonus(1)	—	3,600,000	—	3,600,000		—	—
SRIP(2)(3)	335,000	335,000	—	2,786,000	(4)	335,000	466,000	(5)
BRP(2)(3)	—	—	158,000	—		—	—
Accelerated Vesting of Stock Options(6)	—	673,494	—	673,494		—	673,494
Accelerated Vesting of Restricted Stock(7)	—	2,482,879	—	2,482,879		—	2,482,879
Health Care Benefits(8)		51,718	—	51,718		—	—
Post-Retirement Health Care(9)	—	—	—	—		—	—
Outplacement Services(10)	—	35,000	—	35,000		—	—
Total	335,000	7,178,091	158,000	9,629,091		335,000	3,622,373

(1)	The employment agreements for our named executive officers provide that each executive is entitled to the payment of a pro rata share of any bonus for the performance period in which the termination occurs based on the number of days worked in the period. For purposes of quantifying the potential payments for our named executive officers upon a termination, we have assumed that a termination took place on December 31, 2010. As a result, each named executive officer would be entitled to the bonus they earned in 2010. Those bonus amounts are set forth in the bonus column of the Summary Compensation Table on page 37.

(2)	Participants are vested in their benefits under the SRIP after five years of service. Benefits under the SRIP and the BRP are mutually exclusive; therefore, participants will not receive a benefit under the SRIP if they are receiving a benefit under the BRP and vice versa. Participants forfeit their benefits under the SRIP if they are terminated for “cause” and will instead receive benefits under the BRP except for Mr. Richels and Mr. Hager who are not participants in the BRP. Benefits paid under the SRIP or the BRP are reduced by any amounts payable under the Defined Benefit Plan so that there is no duplication of benefits.

(3)	The values shown for the SRIP and the BRP benefits for each named executive officer are the present values as of December 31, 2010, of the benefits that would be payable under the SRIP or BRP as of each executive’s earliest possible commencement date. Except in the case of a change in control where the benefit is paid as a lump sum and in the case of benefits payable to a beneficiary upon death as a monthly single life annuity, we have assumed that 25% of participants would elect the SRIP and BRP benefits in the form of a single life annuity, 15% would elect a 50% joint and survivor annuity and 60% of participants would elect a 100% joint and survivor annuity. All other assumptions are the same as those used to determine the present value of benefits disclosed in the Pension Benefits Table.

(4)	Under the SRIP, a participating named executive officer will receive credit for an additional three years of service and an additional three years of age when determining his or her SRIP benefit if the officer is terminated “without cause” or terminates his or her employment for “good reason” within 24 months following a change in control. All benefits under the SRIP are payable as a lump sum payment, within 90 days following a change in control where the lump sum payment is the present value of the unreduced accrued benefit payable immediately. The lump sum amount shown is based on the lump sum rate in effect for payments beginning January 2011.

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(5)	Participants are immediately vested in the SRIP accrued benefit upon death. The benefit is payable to a participant’s beneficiary at the date the participant would have reached age 55 with 10 years of service, reduced by subsidized early retirement factors and assuming that the participant had elected a 100% joint and survivor pension.

(6)	Values displayed for acceleration of vesting of stock options represent the number of options multiplied by the difference between the year end closing market price of our common stock which was $78.51 per share, and the exercise price of each option.

(7)	Values displayed for acceleration of vesting of restricted stock represent the year end closing market price of our common stock which was $78.51 per share.

(8)	For all named executive officers, health care benefits are payable for 18 months following termination “without cause” or following their termination in connection with a change in control. All named executive officers are also entitled to a payment in an amount equal to 18 times the monthly COBRA premium following termination “without cause” or following their termination in connection with a change in control. The values in the tables are estimated based on our current cost of these benefits.

(9)	Mr. Richels will receive an enhancement in his post-retirement medical benefit upon a change in control. All other named executives either would not be eligible for a post-retirement medical benefit or are fully accrued in the benefit. We have not included the value of benefits that would be available to substantially all employees, and have instead only included the value of the enhancement that is payable based on individual employment or severance agreements.

(10)	Outplacement services are provided following termination “without cause” or following termination in connection with a change in control. The value in the table is estimated based on our current cost of this benefit.

(11)	We recognize that our nonqualified employee benefit plans including the SRIP, the BRP, the Deferred Compensation Plan, the DC SERP, the SCRPs, employment agreements and severance agreements are subject, all or in part, to Section 409A of the Code, which requires certain payments made under these plans and agreements to be delayed for six months.

(12)	Mr. Hager participates in the DC SERP in lieu of participating in the SRIP. Mr. Hager will receive an additional three years of contributions by the Company under the DC SERP if he is terminated “without cause” or terminates his or her employment for “good reason” within 24 months following a change in control.

(13)	Mr. Hager’s benefit in the SCRPs will become 100% vested upon a change in control.

Employment and Severance Agreements

Except for Mr. Heatly, whose severance arrangements are described below, all of the named executive officers are parties to employment agreements that set out their rights to compensation following their termination under various circumstances.

Rights Upon Termination for Any Reason

Under the employment agreements, regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	unpaid salary through the date of termination;

•	unused vacation pay;

•	bonuses that have already been earned; and

•	amounts otherwise entitled to under our employee benefit plans.

As discussed under “Overview of Executive Compensation Elements Used in 2010 — Post-Termination or Change in Control Benefits” on page 31, the employment agreements have been amended to eliminate certain tax gross-up payment obligations of the Company to the named executive officers.

Commitment Runs Deep

Rights Upon Termination for Death or Disability

The employment agreements provide that if the named executive officer’s employment terminates by reason of death or disability, then, in addition to the items set forth under “Rights Upon Termination for Any Reason,” the named executive officer is entitled to receive a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan.

Rights Upon Termination Without Cause and Constructive Discharge

If the named executive officer’s employment is involuntarily terminated other than for “cause” or the named executive officer terminates for “good reason,” as those terms are defined in the employment agreements and severance agreement, then in addition to the items set forth under “Rights Upon Termination for Any Reason,” the named executive officer is entitled to the following:

•	a lump sum cash payment equal to three times the aggregate annual compensation of each named executive officer. “Aggregate annual compensation” is equal to the sum of:

•	the executive officer’s annual base salary, and

•	an amount equal to the largest annual bonus paid or payable to the named executive officer for the three consecutive calendar years prior to the date the named executive officer’s termination occurs;

•	payment of a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan;

•	the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the named executive officer were our employee for 18 months following termination;

•	payment of an amount equal to 18 times the monthly COBRA premium; and

•	payment of a reasonable amount for outplacement services commensurate with the named executive officer’s title and position with the Company and other executives similarly situated in other companies in our compensation peer group.

Termination Following a Change in Control

Under the employment agreements, if within 24 months following a “change in control” of the Company, the named executive officer:

•	is terminated “without cause” by us; or

•	terminates his or her employment with us for “good reason,” as each of those terms are defined in the employment and severance agreements;

then, in addition to the items set forth under “Rights Upon Termination for Any Reason” and “Rights Upon Termination Without Cause and Constructive Discharge,” three years of service and three years of age shall be added to the named executive officer’s actual years of service and actual age when determining the named executive officer’s entitlement under our Retiree Medical Benefit Coverage. In no event, however, should the additional years of age be construed to reduce or eliminate the executive’s right to coverage under the plan.

“Change in control” is defined as the date on which one of the following occurs:

•	an entity or group acquires 30% or more of our outstanding voting securities;

•	the incumbent Board ceases to constitute at least a majority of our Board; or

•	a merger, reorganization or consolidation is consummated, after stockholder approval, unless

Commitment Runs Deep

•	substantially all of the stockholders prior to the transaction continue to own more than 50% of the voting power after the transaction;

•	no person owns 30% or more of the combined voting securities; and

•	the incumbent Board constitutes at least a majority of the Board after the transaction.

Long-Term Incentive Plan

The Compensation Committee is authorized to provide in the award agreements for the acceleration of any unvested portions of any outstanding awards under our 2005 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan upon a change in control, retirement, disability, death or termination for an approved reason. Award agreements provide for automatic vesting upon a change in control or the death of the executive.

Retirement Agreement with Mr. Heatly

In connection with Mr. Heatly’s retirement in March 2011, Mr. Heatly and the Company entered into a retirement agreement in which the Company agreed to provide continued vesting of Mr. Heatly’s outstanding equity awards and Mr. Heatly made certain representations and covenants in favor of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock as of December 31, 2010, that may be issued under our equity compensation plans:

Number of Securities
Remaining Available
		Weighted-Average	For Future Issuance
	Number of Securities	Exercise Price of	Under Equity
	To be Issued Upon	Outstanding	Compensation Plans
	Exercise of	Options,	(Excluding
	Outstanding Options,	Warrants and	Securities Reflected
	Warrants and Rights	Rights	In Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	11,434,038	$62.64	10,291,023	(1)
Equity compensation plans not approved by security holders	—	—	—

Total(2)	11,434,038	$62.64	10,291,023

(1)	Represents shares available for issuance pursuant to awards under the 2009 Long-Term Incentive Plan, which may be in the form of stock options, restricted stock awards, restricted stock units, Canadian restricted stock units, performance units, or stock appreciation rights.

(2)	As of December 31, 2010, options to purchase an aggregate of 151,424 shares of our common stock at a weighted-average exercise price of $23.39 were outstanding under the following equity compensation plans, which options were assumed in connection with merger and acquisition transactions: Mitchell Energy & Development Corp. 1995 Stock Option Plan, Mitchell Energy & Development Corp. 1999 Stock Option Plan, Ocean Energy, Inc. Long Term Incentive Plan for Non-Executive Employees, Ocean Energy, Inc. 2001 Long Term Incentive Plan and Ocean Energy, Inc. 1999 Long Term Incentive Plan. No further grants or awards will be made under the assumed equity compensation plans.

Commitment Runs Deep

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

To the best of our knowledge, no person beneficially owned more than 5% of our common stock at the close of business on December 31, 2010, except as set forth below:

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class

Davis Selected Advisors, L.P. 2949 East Elvira Road, Suite 101 Tucson, AZ 85756	26,015,719	(1)	6.03%
George P. Mitchell 24 Waterway Avenue, Suite 300 The Woodlands, TX 77380	23,372,374	(2)	5.42%

(1)	Based on an amended Schedule 13G filed February 14, 2011, Davis Selected Advisors, L.P. states that it has sole voting power as to 24,055,227 shares and sole dispositive power as to 26,015,719 shares.

(2)	Based on an amended Schedule 13D filed March 5, 2010, 21,285,940 shares are owned of record by Mr. Mitchell and 2,086,434 shares held in joint tenancy with Mr. Mitchell’s spouse. Mr. Mitchell, either individually or as executor of Mrs. Mitchell’s estate, has sole voting and dispositive power with respect to all of such shares.

Security Ownership of Management

The following table sets forth as of March 31, 2011, the number and percentage of shares of our common stock beneficially owned by our named executive officers, each of our Directors and by all our executive officers and Directors as a group. Unless otherwise noted, the persons named below have sole voting and/or investment power.

	Amount and
	Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Class

J. Larry Nichols*	3,365,776	(2)	**
John Richels*	823,263	(3)	**
Darryl G. Smette	469,929	(4)	**
Jeffrey A. Agosta	190,639	(5)	**
Lyndon C. Taylor	183,953	(6)	**
Danny J. Heatly	164,519	(7)	**
John A. Hill*	158,360	(8)	**
Michael M. Kanovsky*	138,052	(9)	**
David A. Hager	137,504	(10)	**
J. Todd Mitchell*	104,329	(11)	**
Mary P. Ricciardello*	22,246	(12)	**
Robert A. Mosbacher, Jr.*	22,071	(13)	**
Duane C. Radtke*	15,000	(14)	**
Robert H. Henry*	5,100	(15)	**
All of our Directors and executive officers as a group	6,101,008	(16)	1.44%

*	Director

**	Less than 1%

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 (1)  Shares beneficially owned include shares of common stock and shares of common stock issuable within 60 days of March 31, 2011.

(2)	Includes 1,745,278 shares owned of record by Mr. Nichols, 85,930 shares owned of record by Mr. Nichols as Trustee of a family trust in which he shares voting and investment power, 157,248 shares owned by Mr. Nichols’ spouse, and 1,377,320 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

(3)	Includes 277,603 shares owned of record by Mr. Richels, and 545,660 shares that are deemed beneficially owned pursuant to stock options held by Mr. Richels.

(4)	Includes 37,575 shares owned of record by Mr. Smette, 83,349 shares owned indirectly by Mr. Smette through a trust in which he shares voting and investment power, 2,635 shares owned by Mr. Smette’s spouse and 346,370 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.

(5)	Includes 60,251 shares owned of record by Mr. Agosta and 130,388 shares that are deemed beneficially owned pursuant to stock options held by Mr. Agosta.

(6)	Includes 60,056 shares owned of record by Mr. Taylor, 3,555 shares owned by Mr. Taylor’s immediate family in which he shares voting and investment power, 942 shares held in the Devon Energy Incentive Savings Plan and 119,400 shares that are deemed beneficially owned pursuant to stock options held by Mr. Taylor.

(7)	Includes 50,741 shares owned of record by Mr. Heatly, 658 shares held in the Devon Energy Incentive Savings Plan and 113,120 shares that are deemed beneficially owned pursuant to stock options held by Mr. Heatly.

(8)	Includes 22,237 shares owned of record by Mr. Hill, 18,478 shares owned by a partnership in which Mr. Hill shares voting and investment power, 92,645 shares owned indirectly by Mr. Hill through a trust in which he shares voting and investment power and 25,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hill.

(9)	Includes 28,820 shares owned of record by Mr. Kanovsky, 72,232 shares held indirectly through a family owned entity in which Mr. Kanovsky shares voting and investment power, and 37,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.

(10)	Includes 73,554 shares owned of record by Mr. Hager and 63,950 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hager.

(11)	Includes 14,000 shares owned of record by J. Todd Mitchell, 65,329 shares owned of record by a trust of which Mr. Mitchell has sole voting and investment power, and 25,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mitchell.

(12)	Includes 10,200 shares owned of record by Ms. Ricciardello, 46 shares held indirectly through a managed account in which Ms. Ricciardello shares voting and investment power and 12,000 shares that are deemed beneficially owned pursuant to stock options held by Ms. Ricciardello.

(13)	Includes 16,071 shares owned of record by Mr. Mosbacher and 6,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mosbacher.

(14)	Includes 12,000 shares owned of record by Mr. Radtke and 3,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Radtke.

(15)	Includes 2,100 shares owned of record by Mr. Henry and 3,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Henry.

(16)	Includes 2,963,354 shares that are deemed beneficially owned pursuant to stock options held by Directors and executive officers.

Commitment Runs Deep

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Devon’s Directors, executive officers, and 10% stockholders file with the SEC reports concerning their ownership, and changes in their ownership, of Devon equity securities. Based solely upon a review of Forms 3, 4 and 5 furnished to us during and with respect to our most recently completed fiscal year, and any written representations of reporting persons, we believe that all transactions by reporting persons during 2010 were reported on a timely basis except that on April 8, 2010, a late Form 4 was filed by John A. Hill to report 4,000 shares of stock purchased on March 12, 2010 and 2,000 shares of stock purchased on March 23, 2010, and on July 6, 2010, a late Form 4 was filed by J. Todd Mitchell to report a distribution of shares of stock on April 9, 2010 from a limited partnership to a trust in which Mr. Mitchell is the sole trustee and beneficiary.

INFORMATION ABOUT EXECUTIVE OFFICERS

Information concerning our executive officers is set forth below. Information concerning J. Larry Nichols and John Richels is set forth under the caption “Election of Directors — Director Nominees.”

Jeffrey A. Agosta, Executive Vice President and Chief Financial Officer

Mr. Agosta, 43, was elected to the position of Executive Vice President and Chief Financial Officer in March 2010, and has been with the Company since 1997. He previously held the position of Senior Vice President — Corporate Finance and Treasurer from 2003 to 2010. Prior to joining Devon, Mr. Agosta was with the management consulting firm of D. R. Payne and Associates and with KPMG Peat Marwick. He holds a Bachelor of Science degree in Accounting from the University of Oklahoma and is a Certified Public Accountant.

David A. Hager, Executive Vice President Exploration and Production

Mr. Hager, 54, holds the position of Executive Vice President Exploration and Production, and has been with the Company since March 2009. From 2007 until joining the Company as an executive officer, Mr. Hager served as a member of the Board of Directors. From 1999 to 2006, Mr. Hager was employed by Kerr-McGee Corporation, serving in various capacities, most recently as Chief Operating Officer. Mr. Hager has a Bachelor of Science degree in Geophysics from Purdue University and a Masters degree in Business Administration from Southern Methodist University.

R.	Alan Marcum, Executive Vice President Administration

Mr. Marcum, 44, holds the position of Executive Vice President Administration, and has been with the Company since 1995. Prior to joining the Company, Mr. Marcum was employed by KPMG Peat Marwick as a Senior Auditor. He holds a Bachelor of Science degree from East Central University, majoring in Accounting and Finance. Mr. Marcum is a Certified Public Accountant and a member of the Oklahoma Society of Certified Public Accountants.

Frank W. Rudolph, Executive Vice President Human Resources

Mr. Rudolph, 54, holds the position of Executive Vice President Human Resources, and has been with the Company since 2007. From 2000 until he joined Devon, Mr. Rudolph served as Vice President Human Resources for Banta Corporation, an international printing and supply chain management company. Mr. Rudolph holds a Bachelor of Science degree in Administration from Illinois State University and a Masters degree in Industrial Relations and Management from Loyola University.

Darryl G. Smette, Executive Vice President Marketing and Midstream

Mr. Smette, 63, holds the position of Executive Vice President Marketing and Midstream, and has been with the Company since 1986. His marketing background includes 15 years with Energy Reserves Group,

Commitment Runs Deep

Inc./BHP Petroleum (Americas), Inc. Mr. Smette also is an oil and gas industry instructor approved by the University of Texas Department of Continuing Education. He is a member of the Oklahoma Independent Producers Association, Natural Gas Association of Oklahoma and the American Gas Association. Mr. Smette holds an undergraduate degree from Minot State University and a Masters degree from Wichita State University.

Lyndon C. Taylor, Executive Vice President and General Counsel

Mr. Taylor, 52, holds the position of Executive Vice President and General Counsel, and has been with the Company since 2005. He served as Deputy General Counsel from the time he joined the Company in 2005 until 2007. Prior to joining Devon, Mr. Taylor was with Skadden Arps Slate Meagher & Flom LLP for 20 years, most recently as managing partner of the energy practice in Houston. He is admitted to practice law in Oklahoma and Texas. Mr. Taylor holds a Bachelor of Science degree in Industrial Engineering from Oklahoma State University and a Juris Doctorate from the University of Oklahoma.

William F. Whitsitt, Executive Vice President Public Affairs

Mr. Whitsitt, 66, holds the position of Executive Vice President Public Affairs, and has been with the Company since 2008. For 11 years prior to joining Devon, Mr. Whitsitt served as a public affairs consultant in Washington, D.C. He also held the positions of president and chief operating officer for the American Exploration & Production Council, the national trade association representing the largest U.S. independent exploration and production companies. Previously he served as director of Government Affairs for the law firm of Skadden Arps Slate Meagher & Flom LLP, and held the position of Vice President of worldwide Marketing and Public Affairs for Oryx Energy. Mr. Whitsitt holds a Doctoral degree in Public Administration from George Washington University.

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AGENDA ITEM 4.
AMEND THE RESTATED
CERTIFICATE OF INCORPORATION TO
ELIMINATE SUPERMAJORITY VOTING PROVISIONS

The Board of Directors has unanimously approved and is recommending that the stockholders approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate the supermajority voting provisions contained therein.

Article XI of our current Restated Certificate of Incorporation provides that a vote of holders of at least 66 2/3% of Devon’s outstanding shares of voting stock is required for stockholders to change Devon’s Bylaws or to approve changes to selected provisions of Devon’s Restated Certificate of Incorporation. These provisions primarily relate to:

•	the size and composition of the Board of Directors;

•	meetings of stockholders and the Board of Directors’ authority to amend the Bylaws;

•	action by stockholder consent;

•	limitation of Director’s liability; and

•	indemnification of Directors, officers and other persons.

A stockholder proposal to change the supermajority voting provisions in the Company’s Restated Certificate of Incorporation and Bylaws to a simple majority vote was included in last year’s Proxy Statement and received the favorable vote of holders of a majority of Devon’s outstanding shares of common stock at Devon’s 2010 Annual Meeting of Stockholders.

Following the meeting, the Governance Committee and the full Board of Directors carefully considered the advantages and disadvantages of eliminating the supermajority voting provisions and, in light of the vote of stockholders at last year’s annual meeting, have now determined that the elimination of such provisions is in the best interests of Devon and its stockholders.

If the stockholders approve this proposal, the Board will approve an amendment to Devon’s Bylaws to eliminate the supermajority voting requirements in the Bylaws that correspond to the supermajority voting provisions in the Restated Certificate of Incorporation regarding amendments to the Bylaws.

The supermajority voting provisions that would be eliminated as a result of this amendment to the Restated Certificate of Incorporation and the related amendment to the Bylaws constitute all of the provisions in the Restated Certificate of Incorporation and the Bylaws that require stockholder approval by more than a majority vote.

If and when the amendments to the Restated Certificate of Incorporation and Bylaws become effective, all future amendments to the Certificate of Incorporation, including amendments to provisions currently requiring approval by a supermajority vote, and all future amendments to the Bylaws submitted for approval by stockholders would require approval by the affirmative vote of holders of a majority of the outstanding voting stock of Devon.

The text of Article XI as it is proposed to be amended is included in the form of Amended and Restated Certificate of Incorporation that is attached to this Proxy Statement as Appendix A, with deletions indicated by strikeouts and additions indicated by underlining.

The affirmative vote of holders of at least two-thirds of the shares of the Company’s outstanding common stock will be required for approval of this proposal. As a result, an abstention or failure to vote will have the same effect as a vote against it. If approved, the amendment will become effective upon filing with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the Annual Meeting.

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Company’s Restated Certificate of Incorporation to eliminate the supermajority voting provisions.

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AGENDA ITEM 5.
AMEND AND RESTATE THE
RESTATED CERTIFICATE OF INCORPORATION
TO REMOVE UNNECESSARY AND OUTDATED PROVISIONS

The Board of Directors has unanimously approved and is recommending that stockholders approve an Amended and Restated Certificate of Incorporation to remove a number of unnecessary and outdated provisions. The proposed changes are summarized as follows:

•	Eliminating references to two series of preferred stock, the 6.49% Convertible Preferred Stock, Series A, all outstanding shares of which have been redeemed, and the Series A Junior Participating Preferred Stock, which was designated in connection with the Company’s stockholder rights plan that has since expired by its terms (Article IV, Paragraph B).

•	Eliminating references to a series of convertible debentures that is no longer outstanding (Article IV, Paragraph G).

•	Eliminating provisions relating to the transition period for de-staggering the terms of the Board of Directors now that all Directors are elected annually (Article V).

The Board of Directors has determined that the amendment and restatement of our Restated Certificate of Incorporation to remove these unnecessary and outdated provisions is in the best interests of Devon and its stockholders. The proposed amendment and restatement will not result in any change in your rights as a stockholder.

The text of Devon’s Certificate of Incorporation as it is proposed to be amended and restated by this proposal is attached to this Proxy Statement as Appendix A, with deletions indicated by strikeouts and additions indicated by underlining.

This Item 5 is submitted for stockholder approval separately from Item 4. If this Item 5 is approved by the stockholders at the Annual Meeting, but Item 4 is not, then the Amended and Restated Certificate of Incorporation submitted for filing with the Secretary of State of the State of Delaware will only contain those amendments contemplated by this Item 5. If both proposals are approved by stockholders, then the Amended and Restated Certificate of Incorporation submitted for filing with the Secretary of State of the State of Delaware will contain the amendments contemplated by both proposals.

The affirmative vote of the holders of at least two-thirds of the shares of the Company’s outstanding common stock will be required for approval of the proposal. As a result, an abstention or failure to vote with regard to this proposal will have the same effect as a vote against it. If approved, the Amended and Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the Annual Meeting.

The Board of Directors recommends a vote “FOR” the approval of the Amended and Restated Certificate of Incorporation.

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AGENDA ITEM 6.
RATIFICATION OF INDEPENDENT AUDITORS FOR 2011

The Audit Committee has appointed KPMG LLP as our independent auditors for 2011. Representatives of KPMG LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. In maintaining its corporate governance practices, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification. If the appointment of KPMG LLP is not ratified by the stockholders, the Board of Directors will consider appointing another independent accounting firm for 2012.

The Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as our independent auditors for 2011.

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AGENDA ITEM 7.
STOCKHOLDER PROPOSAL FOR SHAREHOLDER ACTION BY WRITTEN CONSENT

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified Devon that he intends to submit the resolution set forth below at the Annual Meeting for action by the stockholders. The Board of Directors’ statement in opposition is set forth below. As of December 14, 2010, Mr. Chevedden owned no less than 50 shares of Devon common stock. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless stockholders specify a contrary choice in their proxies.

“Resolved, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

This proposal topic also won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

This proposal topic is one of several proposal topics that often win high shareholder support, such as the Simple Majority Vote proposal that won our 72%-support at our 2010 annual meeting. This 72%-support even translated into 56% of all shares outstanding.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk,” “High Concern” for our Takeover Defenses and “High Concern” for Executive Pay — $16 million for Larry Nichols and $10 million for John Richels. Mr. Nichols had the potential to gain $61 million for a change in control. Our company’s annual incentive plan was essentially discretionary, no performance-based equity was issued in 2009 and there was no clawback policy.

Mary Ricciardello was marked as a “Flagged (Problem) director” by The Corporate Library due to her directorship at U.S. Concrete, Inc. which filed for bankruptcy in 2010. Bankruptcy-tainted Ms. Ricciardello was still allowed to make up one-third of our Audit and Nomination Committees. Another member of our 3-person Audit Committee, Michael Kanovsky, received our highest negative votes.

Our board was the only significant directorship for 5 of our 9 directors. This could indicate a significant lack of current transferable director experience.

We had no proxy access, no cumulative voting, no independent board chairman, no Lead Director and no shareholder right to call a special meeting.

Please encourage our board to respond positively to this proposal to initiate the improved corporate governance and financial performance that we deserve: Shareholder Action by Written Consent — Yes on 7.”

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The Board of Directors recommends a vote “AGAINST” the proposal requesting Shareholder Action by Written Consent.

Opposition Statement of the Company:  This proposal requests that our Board of Directors take steps to allow a group of stockholders that together hold a majority of Devon’s outstanding shares to approve actions without holding a meeting of Devon’s stockholders. For the reasons discussed below, the Board of Directors recommends a vote AGAINST this stockholder proposal.

The Board of Directors believes that this proposal is not in the best interests of the stockholders because, unlike meetings of stockholders, action by written consent would result in certain stockholders being denied the ability to vote or otherwise have a say on proposed stockholder actions. Action by written consent would enable holders of a majority of our stock, potentially consisting of a small group of large, self-interested stockholders, to take action on a proposal without the involvement of other stockholders. In addition, it may be possible for stockholders representing a simple majority to take action without giving prior notice or issuing a proxy statement that provides full discussion of the issues that are the subject of the consent solicitation, and therefore, certain stockholders may not be informed about the proposed action until after the action has already been taken. This would deny the stockholders who are outside the group seeking the proposed action the ability to determine whether to exercise their rights, such as by expressing their views, encouraging the Board of Directors to reconsider the matter and voting on the proposed action.

The Board of Directors believes that action by written consent could not only lead to uninformed decision-making, but would also be costly and disruptive for the Company. The proposal would allow any stockholder, no matter how small its holdings, to solicit written consents without informing the Company or, perhaps more importantly, other stockholders of the pendency of the solicitation. This is a limitation on stockholder democracy as well as on the transparency of the voting process. Permitting solicitations and action outside of, and in addition to, the traditional setting of a stockholder meeting could result in significant commitments of additional time and expense on the part of the Company with little corresponding benefit to stockholders.

Our Board of Directors is committed to strong corporate governance and in recent years has demonstrated this commitment through the declassification of our Board of Directors (resulting in the annual election of the directors) and the adoption of a director resignation policy for those director nominees who do not receive a majority of votes cast for their election. The Board of Directors also allowed Devon’s stockholder rights plan or “poison pill” to expire without renewal. Our corporate governance practices will be further strengthened if our stockholders approve management’s proposal to amend our Restated Certificate of Incorporation to eliminate all supermajority voting provisions contained therein. The proposal at issue here, however, will not enhance our corporate governance in any meaningful way, and the Board of Directors does not believe that the proposal is in the best interests of Devon or its stockholders.

The Board of Directors believes that holding meetings whereby all stockholders may discuss the proposed actions and vote their shares is the best way for stockholders to take action. Not only do stockholder meetings provide stockholders with a much more meaningful way to participate in proposed actions, but it permits a more rigorous and careful consideration of proposed actions by both the Board of Directors and the stockholders. Adoption of this proposal, however, would mean that certain stockholders would not be able to debate the issues nor will they be able to vote on the proposed action. Further, adoption of this proposal is unnecessary in light of the actions that Devon has taken over the last several years and is currently taking to increase stockholder rights and ensure director accountability. The Board of Directors, therefore, believes that action by written consent would undermine stockholder democracy and is not in the best interests of the stockholders.

For the foregoing reasons, the Board of Directors recommends a vote “AGAINST” the proposal.

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SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal for inclusion in our Proxy Statement for our 2012 Annual Meeting of Stockholders must present the proposal to our Corporate Secretary not later than December 28, 2011. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in our Proxy Statement for the 2012 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2012 Annual Meeting of Stockholders, but not included in our Proxy Statement, must be received by our Corporate Secretary between February 9, 2012 and March 10, 2012 in order to be considered timely, and must otherwise comply with the provisions of our Bylaws.

OTHER MATTERS

Our Board of Directors knows of no other matter to come before the meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Carla D. Brockman
Oklahoma City, Oklahoma April 27, 2011	Vice President Corporate Governance and Corporate Secretary

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Appendix A

AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION
OF
Devon Energy Corporation

(Originally incorporated under the name
“Devon Delaware Corporation” on May 18, 1999)

ARTICLE I

Name

The name of this corporation (the “Corporation”) is Devon Energy Corporation.

ARTICLE II

Registered Office

The address of the registered office of the Corporation in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle 19801, and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

Business

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Authorized Capital Stock

A. The Corporation shall be authorized to issue a total of 1,004,500,000 shares of capital stock divided into two classes as follows:

(1) 1,000,000,000 shares of Common Stock, par value $0.10 per share (“Common Stock”), and

(2) 4,500,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”).

B. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors of the Corporation (the “Board”), each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including, but without limiting the generality of the foregoing, the following:

(1)	The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by action of the Board;

(2)	The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation, and whether or in what circumstances such dividends shall be cumulative;

(3)	The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock or other securities of the Corporation or any other person, and the terms and conditions of such conversion or exchange;

(4)	Whether or not shares of such series of Preferred Stock shall be subject to redemption, and, if so, the terms and conditions of such redemption (including whether such redemption shall be optional or mandatory), including the date or dates or event or events upon or after which they shall be redeemable, and the amount and type of consideration payable upon redemption, which may vary under different conditions and at different redemption dates;

(5)	The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

(6)	The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of such series of the Preferred Stock;

(7)	The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

(8)	Any other powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of shares of such series of Preferred Stock.

~~Pursuant to the authority conferred by this Article IV, the following series of Preferred Stock have been designated, each such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:~~

~~Exhibit A 6.49% Cumulative Preferred Stock, Series A~~

~~Exhibit B           Series A Junior Participating Preferred Stock~~

C. (1) After the provisions with respect to preferential dividends on any series of Preferred Stock (fixed in accordance with the provisions of Paragraph B of this Article IV), if any, shall have been satisfied and after the Corporation shall have complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any series of Preferred Stock (fixed in accordance with the provisions of Paragraph B of this Article IV), and subject further to any other conditions that may be fixed in accordance with the provisions of Paragraph B of this Article IV, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board.

(2) In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any (fixed in accordance with the provisions of Paragraph B of this Article IV), to be distributed to the holders of Preferred Stock by reason thereof, the holders of Common Stock shall, subject to the additional rights, if any (fixed in accordance with the provisions of Paragraph B of this Article IV), of the holders of any outstanding shares of Preferred Stock, be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

(3) Except as may otherwise be required by law, and subject to the provisions of such resolution or resolutions as may be adopted by the Board pursuant to Paragraph B of this Article IV granting the holders of one or more series of Preferred Stock exclusive voting powers with respect to any matter, each holder of Common Stock shall have one vote in respect of each share of Common Stock held on all matters voted upon by the stockholders.

(4) The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

D. ~~OMITTED IN ITS ENTIRETYE.~~  No stockholder of the Corporation shall by reason of his holding shares of any class or series of stock of the Corporation have any preemptive or preferential right to purchase, acquire, subscribe for or otherwise receive any additional, unissued or treasury shares (whether now or hereafter acquired) of any class or series of stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to purchase, acquire, subscribe for or otherwise receive shares of any class or series of stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting or other rights of such stockholder, and the Board may issue or authorize the issuance of shares of any class or series of stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to purchase, acquire, subscribe for or otherwise receive shares of any class or series of stock of the Corporation, without offering any such shares of any such class, either in whole or in part, to the existing stockholders of any class.

~~F~~
E
.
  Cumulative voting of shares of any class or series of capital stock of the Corporation having voting rights is not permitted.

~~G. The holders of Convertible Debentures (as hereinafter defined) shall have the right to convert such Convertible Debentures into Common Stock, subject to the terms of the Indenture (as hereinafter defined). Indenture means the Indenture, dated as of July 3, 1996, between Devon Energy Corporation and The Bank of New York, as the same may be supplemented or amended from time to time. “Convertible Debentures” has the meaning assigned to such term in the First Supplemental Indenture, dated as of July 3, 1999, between Devon Energy Corporation and the Bank of New York.~~

~~The Corporation shall make any further conversion adjustments as may be required from time to time by the Indenture and the Supplemental Indenture.~~

ARTICLE V

Election of Directors

A. The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board. The number of directors which shall constitute the entire Board shall not be less than three nor more than twenty, and shall be determined by resolution adopted by a majority of the entire Board. ~~No reduction in number shall have the effect of removing any director prior to the expiration of his or her term~~
Except as otherwise provided pursuant to Article IV of this Certificate of Incorporation relating to additional directors elected by the holders of one or more series of Preferred Stock, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director
.

B. ~~Beginning with the 2011 annual meeting of stockholders, all directors of the Corporation shall be of one class and shall serve for a term ending at the next following annual meeting of stockholders. Prior to the 2011 annual meeting of stockholders, the Board, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV, shall be divided into three classes, Class I, Class II and Class III, with the directors of each class elected to serve as follows: Directors designated as Class III Directors elected at the 2008 annual meeting of stockholders shall serve for a term ending at the 2011 annual meeting of stockholders; directors designated as Class II Directors to be elected at the 2009 annual meeting of stockholders shall serve for a term ending at the 2011 annual meeting of stockholders; and directors designated as Class I Directors to be elected at the 2010 annual meeting of stockholders shall serve for a term ending at the 2011 annual meeting of stockholders. Directors elected prior to the 2008 annual meeting of stockholders shall continue to serve for the term, and as a member of the class, to which they had previously been elected. In the event of any increase in the authorized number of directors of the Corporation prior to the 2011 annual meeting, the newly created directorships shall be allocated among Class I, Class II and Class III so as to result in the number of directors in each class being as equal as possible. In the event of any change in the authorized number of directors of the Corporation, each director of the Corporation then continuing to serve as such shall nevertheless continue as a director until the expiration of his current term, or his prior death, resignation or removal.~~
All directors of the Corporation shall be of one class and shall be elected annually. Each director shall serve for a term ending at the next following annual meeting of stockholders, and until such director’s successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal.

C. Except as otherwise provided for or fixed pursuant to the provisions of Article IV relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for ~~the remainder of the term of the class in which the new directorship was created or in which the vacancy occurred~~
a term ending at the next following annual meeting of stockholders
, and until such director’s successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal. ~~Except as otherwise provided pursuant to Article IV of this Certificate of Incorporation relating to additional directors elected by the holders of one or more series of Preferred Stock, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.~~

D. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VI

Meeting of Stockholders

A. Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. Except as otherwise provided for or fixed pursuant to the provisions of Article IV relating to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only (i) pursuant to a resolution adopted by a majority of the then-authorized number of directors of the Corporation and (ii) if permitted by the Bylaws of the Corporation, by the Chairman of the Board or the President of the Corporation as and in the manner provided in the Bylaws of the Corporation. Special meetings of stockholders may not be called by any other person or persons or in any other manner. The ability of the stockholders of the Corporation to call a special meeting of stockholders is hereby specifically denied. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

B. In addition to the powers conferred on the Board by this Certificate of Incorporation and by the General Corporation Law, and without limiting the generality thereof, the Board is specifically authorized from time to time, by resolution of the Board without additional authorization by the stockholders of the Corporation, to adopt, amend or repeal the Bylaws of the Corporation, in such form and with such terms as the Board may determine, including, without limiting the generality of the foregoing, Bylaws relating to (i) regulation of the procedure for submission by stockholders of nominations of persons to be elected to the Board, (ii) regulation of the attendance at annual or special meetings of the stockholders of persons other than holders of record or their proxies, and (iii) regulation of the business that may properly be brought by a stockholder of the Corporation before an annual or special meeting of stockholders of the Corporation.

ARTICLE VII

Stockholder Consent

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders of the Corporation to consent in writing to the taking of any action is hereby specifically denied.

ARTICLE VIII

Limitation of Liability

A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE IX

Executive Committee

The Board, pursuant to the Bylaws of the Corporation or by resolution passed by a majority of the then-authorized number of directors, may designate any of their number to constitute an Executive Committee, which Executive Committee, to the fullest extent permitted by law and provided for in said resolution or in the Bylaws of the Corporation, shall have and may exercise all of the powers of the Board in the management of the business and affairs of the Corporation, and shall have power to authorize the seal of the Corporation to be affixed to all papers that may require it.

ARTICLE X

Indemnification

A. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful.

B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

C. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized herein.

D. The Corporation may purchase (upon resolution duly adopted by the board of directors) and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

E. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to herein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

F. Every such person shall be entitled, without demand by him upon the Corporation or any action by the Corporation, to enforce his right to such indemnity in an action at law against the Corporation. The right of indemnification and advancement of expenses hereinabove provided shall not be deemed exclusive of any rights to which any such person may now or hereafter be otherwise entitled and specifically, without limiting the generality of the foregoing, shall not be deemed exclusive of any rights pursuant to statute or otherwise, of any such person in any such action, suit or proceeding to have assessed or allowed in his favor against the Corporation or otherwise, his costs and expenses incurred therein or in connection therewith or any part thereof.

ARTICLE XI

Amendment Of Corporate Documents

A. Certificate of Incorporation

In addition to any affirmative vote required by applicable law and in addition to any vote of the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV, any alteration, amendment, repeal or rescission (a “Change”) of any provision of this Certificate of Incorporation must be approved by at least a majority of the then-authorized number of directors and by the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of Voting Stock, ~~voting together as a single class; provided, however, that if any such Change relates to Article V, VI, VII, VIII, X or XII hereof or to this Article XI, such Change must also be approved by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then-outstanding shares of Voting Stock,~~ voting together as a single class. Subject to the provisions hereof, the Corporation reserves the right at any time, and from time to time, to amend, alter, repeal or rescind any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

B. Bylaws

In addition to any affirmative vote required by law, any Change of the Bylaws of the Corporation may be adopted either (i) by the Board by the affirmative vote of a least a majority of the then-authorized number of directors or (ii) by the stockholders by the affirmative vote of the holders of at least~~66 2/3%~~
a majority
 of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

ARTICLE XII

Definitions

For the purposes of this Certificate of Incorporation:

A. A “person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

B. “Voting Stock” means all outstanding shares of capital stock of the Corporation that pursuant to or in accordance with this Certificate of Incorporation are entitled to vote generally in the election of directors of the Corporation, and each reference herein, where appropriate, to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the voting power of such shares entitled to vote.

*****

Devon Energy Corporation
20 North Broadway
Oklahoma City, OK 73102

DEVON ENERGY CORPORATION
20 NORTH BROADWAY
OKLAHOMA CITY, OK 73102

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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	M32786-P06363-Z54750	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN   SIGNED  AND  DATED.

DEVON ENERGY CORPORATION The Board of Directors recommends a vote					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
“FOR” the nominees listed in Agenda Item 1.

1.	Election of Directors				☐	☐	☐

	Nominees:

	01)	Robert H. Henry	05)	J. Larry Nichols
	02)	John A. Hill	06)	Duane C. Radtke
	03)	Michael M. Kanovsky	07)	Mary P. Ricciardello
	04)	Robert A. Mosbacher, Jr	08)	John Richels

The Board of Directors recommends a vote “FOR” Agenda Item 2.			For	Against	Abstain	The Board of Directors recommends a vote “FOR” Agenda Item 5.		For	Against	Abstain

2.	Advisory Vote on Executive Compensation.		☐	☐	☐	5.	Amend and Restate the Restated Certificate of Incorporation to Remove Unnecessary and Outdated Provisions.	☐	☐	☐

The Board of Directors recommends you vote for “ONE YEAR” on Agenda Item 3.		1 Year	2 Years	3 Years	Abstain	The Board of Directors recommends a vote “FOR” Agenda Item 6.

3.	Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation.	☐	☐	☐	☐	6.	Ratify the appointment of the Company’s Independent Auditors for 2011.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Agenda Item 4.			For	Against	Abstain	The Board of Directors recommends a vote “AGAINST” Agenda Item 7.

4.	Amend the Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions.		☐	☐	☐	7.	Shareholder Action by Written Consent.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐	8.	OTHER MATTERS: In its discretion, to vote with respect to any other matters that may come up before the meeting or any adjournment thereof, including matters incident to its conduct.

Please indicate if you plan to attend this meeting.			☐ Yes	☐ No		I RESERVE THE RIGHT TO REVOKE THE PROXY AT ANY TIME BEFORE THE EXERCISE THEREOF.

Please sign exactly as your name appears above, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The following proxy materials are available at www.proxyvote.com:
• Notice and Proxy Statement

• Annual Report on Form 10-K

M32787-P06363-Z54750
DEVON ENERGY CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints J. Larry Nichols, John Richels and Carla D. Brockman with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held at The Skirvin Hilton Hotel, Continental Room, 1 Park Avenue, Oklahoma City, Oklahoma, on Wednesday, June 8, 2011, at 8:00 a.m. local time. The Board of Directors recommends a vote “FOR” Agenda Items 1 and 2, for “ONE YEAR” for Agenda Item 3, “FOR” Agenda Items 4, 5 and 6 and recommends a vote “AGAINST” Agenda Item 7 as set forth on the reverse side.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE SIDE BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
Do not return your Proxy Card if you are voting by telephone or Internet.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
TO BE SIGNED ON REVERSE SIDE